UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

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Securities Exchange Act of 1934 (Amendment No. )

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AMERICAN STATES WATER COMPANY

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2017 Annual Meeting of Shareholders

Date:	May 23, 2017

Time:	10:00 a.m., Pacific Time

Location:	The Westin 191 N. Los Robles Avenue Pasadena, California 91101

Record Date:	March 24, 2017

Agenda:	To elect the following directors to class III of the board of directors to serve until the annual meeting in 2020 or until their successors are duly elected and qualified:

Mr. John R. Fielder

Mr. James F. McNulty

Ms. Janice F. Wilkins;

Advisory vote to approve the compensation of our named executive officers;

Advisory vote on the frequency of the vote on the compensation of our named executive officers;

To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm; and

To transact any other business which may properly come before the 2017 annual meeting or any adjournment thereof.

By order of the board of directors:

/s/ Eva G. Tang

Eva G. Tang

Corporate Secretary

San Dimas, California

April 6, 2017

Important Notice Regarding the Availability of Proxy Materials

For the Shareholders Meeting to Be Held on May 23, 2017

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to furnish our proxy statement, a proxy card and our Annual Report on Form 10-K for the year ended December 31, 2016 primarily via the Internet at www.proxyvote.com. As a result, on or about April 6, 2017, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials. This Notice contains instructions on how to access our proxy materials over the Internet and how to request a paper copy of our proxy materials. On or about April 6, 2017, we are mailing to all of our remaining shareholders a paper copy of our proxy materials. Shares must be voted either by telephone, Internet or by completing and returning a proxy card as provided in our proxy statement. Shares cannot be voted by marking, writing on and/or returning this Notice or any other notice regarding our proxy materials.

Directions for Attending the 2017 Annual Meeting

We will hold the 2017 annual meeting at The Westin, 191 N. Los Robles Avenue, Pasadena, California 91101.

For shareholders of record, either the detachable portion of your proxy card or your Notice is your ticket to the 2017 annual meeting. Please present your ticket when you reach the registration area at the 2017 annual meeting.

For shareholders who hold shares through a brokerage firm, bank or other shareholder of record, your admission ticket is the copy of your latest account statement showing your investment in our common shares. Please present your account statement to one of our representatives at the 2017 annual meeting. You cannot vote your shares at the 2017 annual meeting unless you have obtained a legal proxy from your broker, bank or other shareholder of record. A copy of your account statement is not sufficient for this purpose.

Directions to The Westin

American States Water Company

Proxy Statement for 2017 Annual Meeting

What are the functions of the nominating and governance committee?	10

i

ii

How much stock do directors and executive officers own?	21
Section 16(a) Beneficial Ownership Reporting Compliance	22
PROPOSAL 1: ELECTION OF DIRECTORS	22
What is the experience of each nominee for election as a director?	22
What is the experience of our other directors?	25
How did we compensate our directors in 2016?	29
EXECUTIVE OFFICERS	32
What has been the business experience of our executive officers during the past five years?	32
Compensation Discussion and Analysis	33
Compensation Committee Report	50
How were certain of our executive officers compensated in 2016?	51
What plan-based awards did we make to these executive officers in 2016?	57
What equity awards granted to these executive officers were outstanding at the end of the year?	60
Did any executive officers exercise options or have other stock awards vest in 2016?	61
What pension benefits are payable to these executive officers?	62
Do any executive officers participate in a non-qualified deferred compensation plan?	63
What are the terms of severance arrangements with executive officers?	63
What are the terms of change in control agreements with executive officers?	64
What do we estimate we will pay each of our named executive officers in the event his or her employment is terminated as a result of a change in control?	66
PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	67
PROPOSAL 3: ADVISORY VOTE ON FREQUENCY OF VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	68
PROPOSAL 4: RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	69
What are the audit and finance committee’s pre-approval policies and procedures?	70
Principal Accounting Fees and Services	70
OTHER MATTERS	71
OBTAINING ADDITIONAL INFORMATION FROM US	71

iii

April 6, 2017

American States Water Company

630 East Foothill Blvd.

San Dimas, California 91773

2017 Proxy Statement

The Securities and Exchange Commission, or SEC, has adopted rules to allow us to elect to use the Internet as our primary means of furnishing our proxy statement, electronic proxy card and our Annual Report on Form 10-K for the year ended December 31, 2016 to our shareholders. As a result, on or about April 6, 2017, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials referred to herein as the Notice. The Notice contains instructions on how to access our proxy materials over the Internet at www.proxyvote.com and how to request a paper copy of our proxy materials. The proxy materials will be posted on the Internet no later than the date we begin mailing the Notice. On or about April 6, 2017, we are mailing to all remaining shareholders a paper copy of our proxy materials. We are sending a Notice or proxy materials to each of our shareholders of record in connection with the solicitation by our board of directors of proxies to be voted at our 2017 annual meeting and any adjournments thereof.

We have set the record date for determining the shareholders entitled to vote at the 2017 annual meeting as the close of business on March 24, 2017. As of March 24, 2017, we had 36,616,192 common shares outstanding. We do not have any other outstanding equity securities. Each of our common shares is entitled to one vote.

We will hold our 2017 annual meeting on May 23, 2017 at 10:00 a.m., Pacific Time, at The Westin, 191 N. Los Robles Avenue, Pasadena, California 91101.

INFORMATION ABOUT THE 2017 ANNUAL MEETING

What is the purpose of the 2017 annual meeting?

At our 2017 annual meeting, we will ask our shareholders to elect directors to class III who will serve until our annual meeting of shareholders in 2020 or until our shareholders duly elect their qualified successors. We are seeking advisory votes on the compensation that we pay our named executive officers, commonly referred to as a “say-on-pay” proposal, and on how frequently we should seek a “say-on-pay” advisory vote. In addition, we will ask shareholders to ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm and to vote on any other matter which may properly come before the 2017 annual meeting or any adjournment, including any proposal to adjourn the 2017 annual meeting.

Even if you are able to attend the 2017 annual meeting, we encourage you to vote early using the mail, telephone or Internet methods described below.

Who may attend the 2017 annual meeting?

Our shareholders and our representatives may attend our 2017 annual meeting. If you are a shareholder of record on the record date, you must bring either the detachable portion of your proxy card or your Notice in order to gain admission to our 2017 annual meeting. You are a shareholder of record if your shares are registered directly in your name. We mailed this proxy statement or the Notice directly to you if you are a shareholder of record.

If you are a shareholder who holds shares through a brokerage firm, bank or other shareholder of record on the record date, you must bring a copy of your latest account statement showing your investment in our common shares. If you are a beneficial owner of our shares, your broker, bank, trustee or nominee sent this proxy statement or the Notice to you.

How may I vote my shares in person at the 2017 annual meeting?

If you are the shareholder of record, you may vote your shares in person at the 2017 annual meeting if you have either the detachable portion of your proxy card or your Notice as proof of identification. If you are the beneficial owner of shares held in street name, you may vote your shares at the meeting if you obtained a legal proxy from your broker, bank or other shareholder of record. Participants in Golden State Water Company’s 401(k) plan may not vote their 401(k) shares in person at the 2017 annual meeting since the 401(k) plan trustee is the shareholder of record of these shares.

How may I vote my shares without attending the 2017 annual meeting?

All proxies that shareholders properly sign and return, unless properly revoked, will be voted at the 2017 annual meeting or any adjournment thereof in accordance with the instructions indicated on the proxy.

You may vote your shares without attending the 2017 annual meeting by mail, telephone or Internet.

Voting by Mail

■	If you received a paper copy of the proxy materials, you may sign, date and return your proxy card in the pre-addressed, postage-paid envelope provided.

Voting by Telephone

■	You may vote by proxy using the toll-free telephone number listed on the proxy card. Please have your Notice or the proxy card in hand before calling.

■	If your shares are held through a brokerage firm, bank or other shareholder of record, you may vote by telephone only if the shareholder of record (broker, bank or other shareholder of record) offers that option to you.

■	Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on May 22, 2017 in order to be voted at the 2017 annual meeting. Participants in Golden State Water Company’s 401(k) plan may vote their 401(k) plan shares by telephone, but must do so by the date set forth below.

Voting by Internet

■	You may also vote by proxy using the Internet. The Internet address is www.proxyvote.com which is also listed on the Notice and the proxy card. Please have the proxy card or Notice in hand before going online. You may also view our proxy statement and 2016 annual report at this website. If your shares are held through a brokerage firm, bank or other shareholder of record, you may vote by the Internet only if the shareholder of record (broker, bank or other shareholder of record) offers that option to you.

■	Votes submitted by Internet must be received by 11:59 p.m., Eastern Time, on May 22, 2017 in order to be voted at the 2017 annual meeting. Participants in Golden State Water Company’s 401(k) plan may vote their 401(k) plan shares by Internet, but must do so by the date set forth below.

Regardless of whether or not you attend the 2017 annual meeting in person, we encourage all of our shareholders to vote using one of the methods described above.

Participants in Golden State Water Company’s 401(k) plan may vote their 401(k) plan shares by mail, phone or Internet as described above. Votes submitted by telephone or using the Internet must be received by 11:59 p.m., Eastern Time, on May 19, 2017 in order for us to forward your instructions to the 401(k) plan trustee. The trustee will vote 401(k) plan shares as to which no directions are received in the same ratio as 401(k) plan shares with respect to which directions are received from other participants in the 401(k) plan, unless contrary to the Employee Retirement Income Security Act of 1974.

May I change my vote after I submit a proxy?

You may revoke your proxy at any time before the named proxies vote at the 2017 annual meeting by any of the following methods:

■	filing with us a written notice of revocation of the proxy bearing a later date,

■	attending the 2017 annual meeting and voting in person, or

■	presenting a written notice of the revocation of the proxy at the 2017 annual meeting.

If you hold your shares through a broker, bank or other shareholder of record, then you must obtain a legal proxy in order to take any of these actions.

Please bear in mind that your execution of a proxy will not affect your right to attend the 2017 annual meeting or any adjournment thereof and vote in person; however, your attendance at the 2017 annual meeting will not, by itself, revoke your proxy, unless you take one of the actions listed above.

How may I cast my vote?

In the election of directors, you may vote your shares for the nominees in the following manner:

■	“FOR ALL” of the nominees,

■	“WITHHOLD ALL” (you may withhold your authority to vote for any individual nominee(s) by marking the “For All Except” box and writing the number(s) of the nominee(s) on the line provided), or

■	“FOR ALL EXCEPT,” and write the number(s) of the nominee(s) on the line provided for any individual nominee(s) for whom you choose to withhold your authority to vote.

With respect to the advisory vote to approve the compensation of our named executive officers and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, you may vote your shares in the following manner:

■	“FOR,”

■	“AGAINST,” or

■	“ABSTAIN.”

In addition, you will be asked to express your view as to whether we should hold a “say-on-pay” advisory vote every one, two or three years. You may also abstain from voting on this matter.

Each share is entitled to one vote on each of these matters.

May I cumulate my votes for a director?

You may not cumulate your votes for a director (i.e., cast for any candidate a number of votes greater than the number of common shares that you hold on the record date) unless you or another shareholder:

■	places the candidate’s name in nomination prior to the voting, and

■	prior to the voting, gives notice of an intention to cumulate votes at the 2017 annual meeting.

If you or any other shareholder gives notice prior to voting of an intention to cumulate votes, then all shareholders may cumulate their votes for candidates who have been nominated.

How does the board recommend that I vote at the 2017 annual meeting?

Our board recommends that you vote your shares:

■	“FOR ALL” of the nominees for class III director,

■	“FOR” approval of the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement, referred to herein as a “say-on-pay” advisory vote,

■	“FOR” a “say-on-pay” advisory vote once per year, and

■	“FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

How will the named proxies vote if I send in my proxy without voting instructions?

The named proxies will vote “FOR ALL” of the board’s nominees to be elected as directors, “FOR” the approval of the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and any related materials disclosed in this proxy statement, “FOR” a “say-on-pay” advisory vote every year, and “FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm if you send in your proxy without voting instructions. The named proxies will also vote in favor of such other matters as are incident to the conduct of the 2017 annual meeting, unless otherwise instructed.

How will the named proxies vote if a nominee is unable to serve as director?

In the event any one or more of the nominees is withdrawn from nomination as a director or is unable to serve for any reason, a contingency not now anticipated, the named proxies may vote for a substitute nominee or nominees, unless otherwise instructed by a shareholder on his or her proxy.

What vote is required to approve each of the proposals?

Proposal 1

Candidates for the board of directors receiving the highest number of affirmative votes of the shares entitled to vote at the 2017 annual meeting in person or by proxy (up to the number of directors to be elected) will be elected. Votes cast against a candidate or votes withheld will have no legal effect. Brokers are not authorized to vote on this proposal unless you instruct otherwise.

Proposal 2

The compensation of the named executive officers, as disclosed pursuant to the compensation rules of the SEC, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement will be approved upon an affirmative vote of a majority of our common shares represented in person or by proxy and voting, provided that the shares voting affirmatively also constitute at least a majority of the required quorum at the 2017 annual meeting. Abstentions on this proposal will not be considered as a vote cast for or against this proposal. Brokers are not authorized to vote on this proposal unless you instruct otherwise. This vote is advisory and non-binding on the company, the compensation committee and the board.

Proposal 3

We are requesting your views regarding whether a “say-on-pay” advisory vote should be held every one, two or three years. We are not seeking your approval of the board’s recommendation to hold a “say-on-pay” advisory vote every year. Brokers are not authorized to vote on this proposal unless you instruct otherwise. This vote is advisory and non-binding on the company and the board.

Proposal 4

The appointment of PricewaterhouseCoopers LLP, as our independent registered public accounting firm, will be ratified by the affirmative vote of those present in person or by proxy and voting, provided that the shares voting affirmatively also constitute at least a majority of the required quorum at the 2017 annual meeting. Abstentions on this proposal will not be considered as a vote cast for or against this proposal. Brokers are authorized to vote on this proposal unless you instruct otherwise.

What happens if cumulative voting for directors occurs?

If we conduct voting for directors by cumulative voting, then you may cast a number of votes equal to the number of directors authorized multiplied by the number of shares you have a right to vote. You may cast your votes for a single candidate or you may distribute your votes on the same principle among as many candidates in whatever proportion you desire.

The accompanying proxy will grant the named proxies discretionary authority to vote cumulatively if cumulative voting applies. Unless you instruct the named proxies otherwise, the named proxies will vote equally for each of the candidates for the office of director; provided, however, that if sufficient numbers of our shareholders exercise cumulative voting rights to elect one or more candidates, the named proxies will:

■	determine the number of directors they may elect,

■	select such number from among the named candidates,

■	cumulate their votes, and

■	cast their votes for each candidate among the number they are entitled to vote.

What is the quorum requirement for the 2017 annual meeting?

A quorum is present if shareholders holding a majority of shares entitled to vote on the record date are present at the 2017 annual meeting, either in person or by proxy. We will count shares represented by proxies that reflect abstentions and broker non-votes as present and entitled to vote for purposes of determining the presence of a quorum. The term “broker non-vote” refers to shares held by brokers or nominees who have not received instructions on how to vote from the beneficial owners or persons entitled to vote if the broker or nominee indicates on the proxy that the broker or nominee does not have discretionary power to vote on the matter.

Who bears the costs of proxy distribution and solicitation?

We will bear the entire cost of preparing, assembling, printing and mailing proxy statements and the costs of any additional materials which the board may furnish to you. We will solicit proxies by U.S. mail in the case of beneficial owners that own 1,000 or more shares or, in the case of all other shareholders, brokers, banks and other nominees, by mailing a notice containing instructions on how to access our proxy materials and vote. We have engaged the services of Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902 for $8,000 to assist us in soliciting proxies. We may also solicit proxies by telephone, or personally, by directors, officers and regular employees of the company who will receive no extra compensation for performing these services.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are either registered differently or appear in more than one account. Please provide us with voting instructions for all proxy and voting instruction cards that you receive.

Who will serve as inspector of election?

The board of directors has appointed Broadridge Financial Solutions, Inc. to act as the inspector of election. The inspector of election will count all votes cast, whether in person or by proxy.

How is an annual meeting adjourned?

Shareholders may adjourn an annual meeting by the affirmative vote of a majority of the shares represented at the annual meeting, in person or by proxy, even if a quorum is not present. If a proposal is made to adjourn the 2017 annual meeting in order to enable management to continue to solicit proxies in favor of a proposal, the proxies will be voted in favor of adjournment, unless otherwise instructed.

In the absence of a quorum at the 2017 annual meeting, no business may be transacted at the 2017 annual meeting other than an adjournment. We may conduct any business at an adjourned meeting which we could have conducted at the original meeting.

We are not required to give you notice of an adjournment of an annual meeting if we announce the time and place of the adjournment at the annual meeting at which the adjournment takes place. We must, however, give you notice of the adjourned meeting if the adjournment is for more than 45 days or, if after the adjournment, we set a new record date for the adjourned meeting.

BOARD STRUCTURE AND COMMITTEES

How is the board of directors structured?

The board of directors currently consists of nine directors, with an independent non-management director serving as its chair. The board is divided into three classes (class I, class II and class III). Shareholders elect directors in each class to serve for a three-year staggered term expiring in successive years or until shareholders duly elect their successors. The term of the class I directors will expire at the 2018 annual meeting. The term of the class II directors will expire at the 2019 annual meeting. The term of the directors elected to class III at this annual meeting will expire at the 2020 annual meeting.

Mr. Lloyd E. Ross, the chair of the board, is a non-voting ex-officio member of all committees of the board, is the presiding director for executive sessions of the board and acts as lead director of the board. The board holds executive sessions of the board following regularly scheduled meetings and on an as-needed basis. Some of these sessions are non-management executive sessions. Currently, Mr. Robert J. Sprowls, who is also president and chief executive officer of the company, is the only employee director that participates in executive sessions of the board. He does not participate in non-management executive sessions. The board held four executive sessions of the board in 2016, one of which included a non-management executive session.

The board of directors has determined that Mr. Ross and seven of the other members of the board are independent directors of the company. The board believes that this leadership structure, in which the chair is an independent director acting as the lead director, ensures a greater role for the other independent directors in the oversight of the company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the board. The board further believes that this leadership structure is preferred by a significant number of our shareholders. The board has used this leadership structure since the formation of the company as a holding company in 1998.

What is the board’s role in risk oversight?

The board does not manage risk. Rather the board oversees enterprise risk management, or ERM, performed under the direction of the chief executive officer and chief financial officer. The board satisfies this responsibility by obtaining information from each committee chair regarding the committee’s risk oversight activities and from regular reports directly from officers and other key management personnel responsible for risk identification, risk management and risk mitigation strategies. The reporting processes are designed to provide visibility to the board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. Diana M. Bontá was appointed as a liaison between the board and management with respect to providing additional oversight of the company’s ERM programs. Dr. Bontá reports to the full board regarding management’s implementation of the company’s ERM program and other matters relevant to the risk oversight responsibilities of the board.

The board has not established a risk oversight committee. Instead, each committee oversees risks within its area of responsibility.

The audit and finance committee considers financial risks and exposures, particularly financial reporting, tax, accounting, disclosure and internal control over financial reporting, financial policies, investment guidelines, credit and liquidity matters and the company’s retirement plans. The audit and finance committee receives regular reports from the internal auditor of the company in order to assist it in overseeing financial risks. The audit and finance committee is not responsible for the oversight of non-financial risks. The oversight of non-financial risks is performed by the full board and other committees.

The nominating and governance committee considers risks and exposures relating to corporate governance and succession planning for the board and the chief executive officer. The nominating and governance committee is also responsible for making recommendations regarding the delegation of risk oversight responsibilities to committees of the board and the policies and procedures for coordinating the risk oversight responsibilities of the board, the ERM liaison and each of the committees and the board.

The compensation committee considers risks associated with executive and employee compensation programs. The ASUS committee oversees the risks and exposures associated with the company’s contracted services operations at American States Utility Services, Inc. and its subsidiaries, or ASUS.

What is the board’s role in succession planning?

The board, with the assistance of the compensation and nominating and governance committees, oversees succession planning and leadership development of the chief executive officer and other officers, directors and managers of the company. In addition to reviewing the company’s succession planning processes, the compensation committee reviews the development plans that are being utilized to strengthen the skills and qualifications of candidates for leadership positions in the company. The compensation committee also recommends to the board actions that the committee believes should be taken in light of the operations needs of the company and its talent pool to enable the company to attract, motivate and retain the right people in the right positions now and into the future or otherwise enable the company to meet its talent needs in the event of a sudden loss of the chief executive officer or other officers, directors or managers. The committee also periodically reviews a report on the diversity demographics of the company.

The nominating and governance is responsible for matters related to board succession planning. In 2016, the committee discussed suitable characteristics and background experiences that would be desirable for potential board candidates based on prospective needs of the board that have been identified by the committee. You may find additional information on characteristics that the nominating committee considers in nominating a candidate for the board under the heading “Nominating and Governance Committee-How does the nominating and governance committee assess candidates to fill vacancies on the board?”

What are the procedures for changing the number of directors?

Under our bylaws, the board of directors may increase the authorized number of directors up to eleven without obtaining shareholder approval so long as we list our common shares on the New York Stock Exchange. We currently have nine directors on our board. The board of directors may also decrease the number of authorized directors to no less than six without obtaining shareholder approval. If the number of authorized directors is decreased to six, then the board will cease to be classified; provided, that the decrease in the number of directors cannot shorten the term of any incumbent director.

Unless otherwise approved by our shareholders, the board of directors will cease to be classified if our common shares are not listed on the New York Stock Exchange.

How are vacancies filled on the board of directors?

The majority of the remaining directors may fill vacancies on the board, except those existing as a result of a removal of a director, though less than a quorum. If the board consists of only one director, the sole remaining director may fill all vacancies on the board. Each director so elected will hold office until the end of the term of the director who has been removed, or until the director’s successor has been duly elected and qualified. Our shareholders also have the right to elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors.

Under what circumstances may a director be removed from the board?

Under California law, a member of the board of directors may be removed:

■	by the board of directors as the result of a felony conviction or court declaration of unsound mind,

■	by the shareholders without cause, or

■	by court order for fraudulent or dishonest acts or gross abuse of authority or discretion.

Generally, shareholders may not remove a director if the votes cast against removal are sufficient to elect the director if voted cumulatively at an election of directors held at the time of removal. In addition, no director may be removed by shareholders by written consent unless all shareholders vote for removal of the director.

What committees does the board of directors have?

The board has three standing committees:

■	an audit and finance committee,

■	a nominating and governance committee, and

■	a compensation committee.

Each committee operates under a written charter which identifies the purpose of the committee and its primary functions and responsibilities. Copies of these committee charters are available on our website at www.aswater.com.

The board has also established another committee, known as the ASUS committee, to oversee our contracted services business. The ASUS committee operates under a written charter.

How often did the board and each of the committees meet during 2016?

During 2016:

■	directors met, as a board, six times,

■	the audit and finance committee met seven times,

■	the nominating and governance committee met four times,

■	the compensation committee met seven times, and

■	the ASUS committee met four times.

No board member in 2016 attended less than 75% of the meetings of the board. No committee member in 2016 attended less than 75% of the committee meetings of any committee in which he or she was a member.

NOMINATING AND GOVERNANCE COMMITTEE

What are the functions of the nominating and governance committee?

The nominating and governance committee assesses qualifications of candidates to fill vacancies on the board and makes recommendations to the board regarding candidates to fill these vacancies. The nominating and governance committee also

■	recommends to the board changes in the company’s corporate governance policies and procedures and CEO and board succession;

■	recommends to the board a director training program for the year;

■	reviews and oversees management’s preparation of our Corporate Social Responsibility Report; and

■	reviews its charter and assesses its own performance annually.

How does the nominating and governance committee assess candidates to fill vacancies on the board?

The nominating and governance committee assesses nominees for directors on the basis of a number of qualifications, including:

■	a reputation for integrity, honesty and adherence to high ethical standards;

■	holding or having held a generally recognized position of leadership;

■	business acumen, business or governmental experience and an ability to exercise sound business judgment in matters that relate to our current and long-term objectives;

■	an interest and ability to understand the sometimes conflicting interests of our various constituencies, including shareholders, employees, customers, regulators, creditors and the general public;

■	an interest and ability to act in the interests of all shareholders;

■	an ability to work constructively with groups with diverse perspectives and to tolerate opposing viewpoints;

■	a commitment to service on the board, including commitment demonstrated by prior board service; and

■	a willingness to challenge and stimulate management.

Each director, other than the chief executive officer of the company, is also expected to satisfy the independence requirements of the board.

In addition to the criteria set forth above, the nominating and governance committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. In order to achieve this objective, the committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix and diversity of professional and personal experience, knowledge and skills that will allow the board to fulfill its responsibilities. The committee construes the concept of diversity broadly so as to include a variety of opinions, perspectives, personal experiences and backgrounds and other differentiating characteristics, including gender and ethnicity.

The process used by the committee in assessing candidates for director is a subjective one. The committee has considered knowledge, skills and experience in the following areas to be helpful to the board in selecting nominees for director:

■	finance

■	accounting

■	engineering

■	real estate

■	construction

■	government contracting

■	public utility and/or other regulated industry

■	corporate governance

■	customer and community service

For information on the specific backgrounds and qualifications of our current directors, see “Proposal 1: Election of Directors.”

As part of its annual self-assessment process, the board also evaluates itself and/or directors on a variety of criteria, including:

■	independence

■	commitment, time and energy devoted to service on the board

■	overall contributions to the board

■	attendance at, and preparation for, board and committee meetings

■	effectiveness as chair of the board

■	collegiality

■	understanding the role of the board and the committees on which he or she serves

■	judgment and appropriateness of comments

■	skill set relative to board needs

■	understanding of the company’s business, industry and risks

■	opportunity to engage and stimulate management

The maximum age at which the board may nominate a director for election, absent extraordinary circumstances, is 75. Five members of our board are over the age of 70 and three of these members have served on the board for less than ten years.

The nominating and governance committee considers candidates recommended by board members, professional search firms, shareholders and other persons, in addition to board members whose terms may be expiring. The manner in which the nominating and governance committee evaluates a new person as a nominee does not differ based on who makes the nomination.

What is the role of the board in the nomination process?

After the board receives the nominating and governance committee’s recommendations on nominees, the board then nominates director candidates the board deems most qualified for election at an annual meeting.

If a vacancy or a newly created board seat occurs between annual meetings, the board is responsible for filling the vacancy or newly created board seat in accordance with our bylaws as described above under the heading, “How are vacancies filled on the board of directors?”

Who are the members of the nominating and governance committee?

Ms. Holloway is the chair of the nominating and governance committee. Mr. Anderson and Dr. Bontá are members of this committee. Mr. Ross serves as a non-voting ex-officio member of this committee.

How may a shareholder nominate a person to serve on the board?

You may submit the name of a person for election as a director either by submitting a recommendation to the nominating and governance committee or by directly submitting a name for consideration at a shareholder meeting. In either event, you must submit the name of the nominee in writing to our corporate secretary at our corporate headquarters between February 22, 2018 and March 8, 2018, in order for your nominee to be considered for election as a director at the 2018 annual meeting. If we change the 2018 annual meeting date by more than 30 days from the date of our 2017 annual meeting or the date a special meeting is held, you will have another opportunity to submit nominations. In this case, the corporate secretary must receive your nomination at our corporate headquarters no later than the close of business on the tenth day following the earlier of the date on which we mail you notice of the meeting or we publicly disclose the meeting date.

Your notice to the corporate secretary must contain:

■	all information that the SEC requires us to disclose in our proxy statement about the nominee,

■	a consent by the nominee to be named in the proxy statement and to serve as a director if elected,

■	the name and address of the record and beneficial owner, if any, of the shares making the nomination, and

■	the number of shares held.

If you submit a name for consideration by the nominating and governance committee, we may also ask you to provide other information reasonably related to the recommended individual’s qualifications as a nominee. The person recommended should be able to, upon request and with reasonable advance notice, meet with one or more members of the nominating and governance committee and/or the board of directors to inquire into the nominee’s qualifications and background and otherwise to be interviewed for purposes of the nomination.

If you plan to submit a name directly for nomination as a director at a shareholder meeting, you must comply with all requirements of the Securities Exchange Act of 1934 in connection with soliciting shareholders to vote for your nominee.

We have made no material changes in 2017 to these procedures for the nomination of directors.

Have we paid fees to any third party to assist us in evaluating or identifying potential nominees to the board?

We have not paid any fees for assistance in identifying potential candidates to fill a vacancy on the board since our previous annual meeting.

Did we receive any nominations for director from certain large beneficial owners of our common shares?

Since our previous annual meeting, we have not received any nominations from a shareholder or a group of shareholders owning more than 5% of our outstanding common shares.

AUDIT AND FINANCE COMMITTEE

Who are the members of the audit and finance committee?

Ms. Anderson is the chair of the audit and finance committee. Mr. Fielder and Ms. Wilkins are members of this committee. Mr. Ross serves as a non-voting ex-officio member of this committee.

Does the audit and finance committee have any audit committee financial experts?

The board of directors determined:

■	all members of the audit and finance committee are financially literate,

■	Ms. Anderson and Ms. Wilkins are “audit committee financial experts”, and

■	all members of the audit and finance committee are independent under the standards set forth in Rule 10A-3 of the Securities Exchange Act of 1934 and the rules of the New York Stock Exchange.

Audit and Finance Committee Report

Functions of the Audit and Finance Committee

The audit and finance committee:

■	reviews significant public documents containing financial statements provided to shareholders and regulatory agencies and reviews all periodic reports filed with the SEC;

■	discusses with the company’s independent registered public accounting firm its plans, if any, to use the work of internal auditors;

■	reviews the internal audit function, including its competence and objectivity and proposed audit plans for the coming year, including intended levels of support for and coordination with the external audit process;

■	discusses with the internal auditors and the company’s independent registered public accounting firm, the financial statements and the results of the audit;

■	discusses significant management judgments and/or accounting estimates used in the preparation of the financial statements;

■	discusses with the company’s independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of the audit;

■	reviews the qualifications of our independent registered public accounting firm and appoints (and has sole authority to terminate) our independent registered public accounting firm;

■	approved the engagement of a new lead audit partner to take effect on January 1, 2016 in accordance with the auditor rotation rules of the SEC;

■	reviews and approves fees charged by our independent registered public accounting firm;

■	reviews and evaluates the effectiveness of our process for assessing significant financial risks and the steps management takes to minimize these financial risks;

■	reviews and makes recommendations to the board of directors regarding related party transactions;

■	reviews accounting and financial human resources;

■	establishes procedures for the receipt, retention and treatment of complaints that the company receives regarding accounting, internal controls or auditing matters and for the confidential anonymous submission by our employees of concerns regarding questionable accounting or auditing matters or related party transactions;

■	reviews the committee’s charter and its own performance annually; and

■	oversees the company’s compliance with legal and regulatory requirements.

Management has the primary responsibility for our financial statements, internal controls, disclosure controls and the financial reporting process. PricewaterhouseCoopers LLP, our registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report based on its findings. The audit and finance committee’s responsibility is to monitor and oversee our financial reporting process. PricewaterhouseCoopers LLP reports directly to the audit and finance committee and, if requested, the board of directors.

Discussions with Independent Auditors

PricewaterhouseCoopers LLP provided to the audit and finance committee the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit and finance committee concerning independence, and the audit and finance committee discussed with PricewaterhouseCoopers LLP the independent accountant’s independence. The audit and finance committee also reviewed and discussed our audited consolidated financial statements with PricewaterhouseCoopers LLP and matters related to the audit required by the Public Company Accounting Oversight Board, including the firm’s evaluation of our internal control over financial reporting and the overall quality of our financial reporting.

Discussions with Management

The committee reviewed and discussed with management the company’s audited consolidated financial statements for 2016. Management has represented to the audit and finance committee that our internal controls over financial reporting have no material weaknesses and that management prepared the company’s consolidated financial statements in accordance with generally accepted accounting principles.

Recommendation for Inclusion in Form 10-K

Based upon the audit and finance committee’s discussions with management and PricewaterhouseCoopers LLP, the audit and finance committee’s review of the representations of management and the reports and presentations of PricewaterhouseCoopers LLP to the audit and finance committee, the audit and finance committee recommended that the board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.

This report is submitted by:

Sarah J. Anderson, Chair

John R. Fielder, Member

Janice F. Wilkins, Member

COMPENSATION COMMITTEE

What are the functions of the compensation committee?

Our compensation committee, which consists entirely of independent directors:

■	reviews the performance of our executive officers in January of each year and at the time of the hiring or promotion of an executive officer;

■	selects a compensation consultant to assist the committee in evaluating the amount or form of executive and director compensation;

■	recommends the salary for each executive officer, including the salary of Mr. Sprowls, the president and chief executive officer of the company, for ratification by the independent members of the board;

■	makes stock awards for each executive officer and manager pursuant to our equity compensation plans;

■	sets performance standards and makes awards under our equity and non-equity compensation plans;

■	approves objective and discretionary cash bonuses for executive officers;

■	approves the amount of stock awards following the end of the performance period based upon the satisfaction of objective performance criteria;

■	reviews and makes recommendations to the board regarding long-term compensation strategies and changes in the executive compensation program and the terms of our employee benefit and pension plans;

■	reviews trends in executive compensation and considers changes in accounting principles and tax laws that impact executive compensation;

■	makes recommendations to the board regarding the terms of employment and severance arrangements applicable to specific executive officers;

■	reviews and makes recommendations to the board regarding the compensation of directors;

■	administers the 2000 Stock Incentive Plan, or 2000 plan, the 2008 Stock Incentive Plan, or 2008 plan, and the 2016 Stock Incentive Plan, or 2016 plan, for employees, and the 2003 Non-Employee Directors Stock Plan, or 2003 directors plan, and the 2013 Non-Employee Directors Stock Plan, or 2013 directors plan, for non-employee directors; and

■	reviews and discusses with management the Compensation Discussion & Analysis section of this proxy statement.

The compensation committee has the authority, in its discretion, to hire, retain, terminate and oversee the work of compensation consultants, independent counsel and other advisers to assist the committee in evaluating the amount or form of executive or director compensation. Before retaining any compensation consultant, independent counsel or other such advisers, the compensation committee is required to take into account those factors specified in the Dodd-Frank Act and the rules and regulations promulgated by the SEC thereunder and such other factors that the compensation committee considers appropriate that may affect the independence of such consultants, counsel or advisers. Unless otherwise provided by the board, the compensation committee does not have the authority to delegate its authority to a subcommittee.

What fees have we paid for services provided by our compensation consultant and its affiliates?

The compensation committee engaged Pearl Meyer, to prepare a survey of executive compensation trends and pay practices of other companies and to make recommendations to the compensation committee regarding the amount and types of compensation to be paid to our executive officers in 2016 (hereafter referred to as the engagement). The aggregate amount of fees paid to Pearl Meyer in 2016 in connection with the engagement was $104,209. The compensation committee had the sole authority to appoint Pearl Meyer, oversee the executive compensation services provided by Pearl Meyer and to approve the compensation paid to Pearl Meyer for these services.

Is our compensation consultant independent?

The compensation committee believes that the consulting advice that it has received from Pearl Meyer was objective. The committee has assessed the independence of Pearl Meyer pursuant to SEC rules and concluded that no conflicts of interest exist between the company and Pearl Meyer (or any individuals working on the company’s account on behalf of Pearl Meyer). In reaching such determination, the committee considered the following factors, all of which were attested to or affirmed by Pearl Meyer:

■	During 2016, Pearl Meyer provided no services to and received no fees from the company other than in connection with the engagement.

■	The amount of fees paid or payable by the company to Pearl Meyer for services provided during the 2016 calendar year represented less than 1% of Pearl Meyer’s total revenue for the same period.

■	Pearl Meyer has adopted and implemented a policy to prevent conflicts of interest or other independence issues.

■	There are no business or personal relationships between any member of the Pearl Meyer team assigned to the engagement and any member of the compensation committee, other than in respect of the engagement, or any work performed by Pearl Meyer for any other company, board of directors or compensation committee for whom such committee member also serves as an independent director.

■	There is no business or personal relationships between any member of the Pearl Meyers team assigned to the engagement or Pearl Meyer itself and any executive officer of the company other than in respect of the engagement.

■	No individual on the Pearl Meyer team assigned to the engagement maintains any direct individual position in the stock of the company.

Compensation Committee Interlocks and Insider Participation

Mr. Anderson is the chair of the compensation committee. Ms. Holloway, Dr. Bontá, and Mr. McNulty are members of this committee. Mr. Ross is a non-voting ex-officio member of this committee.

The board has determined that no member of this committee has a material relationship with the company, either directly or indirectly as a partner, shareholder or officer of an organization that has a material relationship with us or any other relationship with the company that the board of directors determined would affect the independence of that member.

No member of this committee is a current or former officer or employee of the company or any of its subsidiaries. None of the executive officers of the company is (or has been during the past three years) a member of the board of directors or the compensation committee of any company on which any of our directors serves as an executive officer, director or member of the compensation committee. No compensation committee member or any entity in which such member has a 5% or more interest or by whom such member is employed has received any consulting, advisory or other compensatory fees paid by the company or any of its subsidiaries, other than fees received by such member for serving on our board of directors, serving on or attending meetings of committees of our board, acting as a liaison between the board and/or its committees and management on matters specified by the board or otherwise working on matters specified by the board. We are not aware of any facts or circumstances that would make any member of the compensation committee an affiliate of the company.

How does the board and each of its committees assess performance?

The nominating and governance committee uses an outside law firm to assist it in conducting an annual performance and needs assessment of the board. Each board member is asked to submit both a subjective and objective assessment of the board as well as suggestions on how to improve board functioning and whether there are any strategic aspects of the company’s business that might merit additional board attention. The results of this assessment are summarized by outside counsel and then distributed to the nominating and governance committee and the board for discussion. Each of the committees also discusses its performance annually.

GOVERNANCE OF THE COMPANY

Is each of our board and committee members independent?

Based on information solicited from each director, the board has determined that none of our directors, other than Mr. Sprowls, has a material relationship with us, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with us and is otherwise independent under the corporate governance standards of the New York Stock Exchange. We have not adopted any other categorical standards for determining whether a board member is independent.

The board determined that Mr. Anderson, Ms. Anderson, Dr. Bontá, Mr. Fielder, Ms. Holloway, Mr. McNulty, Ms. Wilkins and Mr. Ross are independent directors. In determining that these directors are independent, the board considered the following facts:

■	none of these directors or any of their immediate family members is or has been an executive officer or employee of the company or any of its subsidiaries at any time;

■	none of our directors or any of their immediate family members or any “related person” had any indebtedness to us, any business relationship with us or any transaction or proposed transaction with us in excess of $120,000 since January 2016, other than compensation for serving as a director, serving as a member or attending meetings of a committee of the board, serving as a liaison between the board and management or otherwise working on matters specified by the board;

■	none of these directors or any of their immediate family members received during any twelve-month period within the last three years more than $120,000 in direct compensation from us, other than compensation for serving as a director, serving as a member or attending meetings of a committee of the board, serving as a liaison between the board and management or otherwise working on matters specified by the board;

■	none of these directors has accepted, either directly or indirectly, any consulting, advisory or other compensatory fee from us, other than compensation for serving as a director, serving as a member or attending meetings of a committee of the board, serving as a liaison between the board and management or otherwise working on matters specified by the board;

■	no director is, or has been, an employee of any entity, including a charitable organization, that has made payments to, or received payments or charitable contributions from us at any time during the past three years for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of the other entity’s consolidated gross revenues reported for that fiscal year;

■	no immediate family member of any director is an executive officer of any entity, including a charitable organization, that has made payments to, or received payments or charitable contributions from, us at any time during the past three years for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of the other entity’s consolidated gross revenues reported for that fiscal year;

■	no director or an immediate family member is a current partner or employee of a firm that is our internal or external auditor;

■	no director or an immediate family member was, within the last three years, a partner or employee of our internal or external auditor and personally worked on our audit during that time;

■	none of the executive officers of the company is, or has been during the past three years, a member of the board of directors or the compensation committee of any company on which any of our directors serve as an executive officer, director or member of the compensation committee; and

■	none of our directors is prohibited from serving on our board of directors by the interlocking director rules of the Federal Energy Regulatory Commission.

We did not identify any other businesses or other relationships between us and any non-employee director that would affect the independence of these directors nor did the board consider any other relationships or transactions in determining director independence. The board has also affirmatively determined that all members of the audit and finance committee, nominating and governance committee and compensation committee, including Mr. Ross, are independent directors under the corporate governance listing standards of the New York Stock Exchange and that all members of the audit and finance committee are independent under the standards set forth in Rule 10A-3 under the Securities Exchange Act of 1934.

No member of the audit and finance committee served on more than three public company boards during 2016.

Do we have any relationships with any executive officers?

No executive officer or any of his or her immediate family members had any indebtedness to us, any business relationships with us or any transactions or proposed transactions with us since January 2016.

What procedures do we use for reviewing and approving transactions between us and our directors and executive officers?

We have adopted a code of conduct and guidelines on significant governance issues which include policies and procedures regarding relationships between us and our directors and executive officers. Information about how to obtain a copy of the code of conduct and guidelines on significant governance issues is set forth in this proxy statement under the heading, “Obtaining Additional Information from Us.”

Under the company’s guidelines on significant governance issues, directors are expected to make business opportunities relating to the company’s business available to the company before pursuing the opportunity for the director’s own or another’s account. Neither the board nor the audit and finance committee has approved any other guidelines that would permit a director or executive officer to engage in any transactions or actions that would create a conflict of interest. All conflict of interest transactions must be approved by disinterested members of the board and the audit and finance committee in accordance with California law and the rules of the New York Stock Exchange.

Our code of conduct prohibits any director or executive officer from engaging in any transactions or other actions which create a conflict of interest, except under guidelines approved by the board or the audit and finance committee. A conflict of interest arises if a director or executive officer takes an action or has interests that may make it difficult for the director or executive officer to act objectively or effectively and include:

■	causing the company or any of its subsidiaries to employ or retain a family member as an employee or consultant,

■	causing the company or any of its subsidiaries to do business with any businesses in which the director, executive officer or any family member stands to gain personally,

■	making investments which may impair the ability of the director or executive to make decisions on behalf of the company,

■	taking advantage of business opportunities relating to the company’s business or that are discovered through the use of corporate property, information or position for personal gain, without first offering the opportunity to the company, or

■	competing with the company.

Our guidelines on significant governance issues also require each director to disclose to the board any financial or personal interest in any transaction that comes before the board for approval. Each director and executive officer is also required to disclose annually any relationships with the company and to declare that all such relationships during the prior year have been disclosed. Our board did not consider any transactions in which any member of the board or executive officer had an interest in 2016 or any related party transactions subject to disclosure under Auditing Standard No. 18.

We do not provide loans, loan guarantees or otherwise extend credit, directly or indirectly, to any of our executive officers or directors.

Have any of our directors, executive officers or affiliates been involved in certain legal proceedings during the past ten years?

None of our current executive officers, directors or any affiliate or owner of more than 5% of our common shares has been a party adverse to us in any material legal proceeding or been involved in any legal proceedings that the SEC has identified as being material to the evaluation of the ability or integrity of a director or executive officer.

What is our policy regarding attendance by board members at our annual meetings?

We adopted a policy that each director should make every reasonable effort to attend each annual meeting of shareholders. All directors were present at our 2016 annual meeting.

What is the process for shareholders and other interested persons to send communications to our board?

You or any interested person may, at any time, communicate in writing with the chair of the board who presides at regularly scheduled board meetings and executive sessions, any particular director or non-management directors as a group, by writing to our corporate secretary at American States Water Company, 630 East Foothill Boulevard, San Dimas, California 91773. We will provide copies of written communications received at this address to the relevant director or the non-management directors as a group unless the corporate secretary, in her reasonable judgment, considers the communications to be improper for submission to the intended recipient(s). Examples of communications considered improper for submission include customer complaints, solicitations, ordinary work employee grievances, communications that do not relate directly or indirectly to our business and communications that relate to improper or irrelevant topics.

What are the requirements for submission of shareholder proposals?

If you want us to include your shareholder proposal in our proxy materials for the 2018 annual meeting, you must submit the proposal to our corporate secretary at American States Water Company, 630 East Foothill Boulevard, San Dimas, California 91773. Our corporate secretary must receive your proposal no later than December 7, 2017. Your proposal must also satisfy the other requirements for shareholder proposals set forth in Rule 14a-8 under the Securities Exchange Act of 1934.

A shareholder making a shareholder proposal should state as clearly as possible the course of action that the shareholder believes we should follow. If we place a shareholder proposal on the proxy card, we will provide, in the form of proxy, the means for other shareholders to specify, by checking a box, as to whether they want to approve, disapprove or abstain from voting on the shareholder proposal.

If you want your shareholder proposal to be considered at the 2018 annual meeting and you have not met the deadline for us to include your shareholder proposal in our proxy materials, you may nevertheless submit your proposal for consideration at the 2018 annual meeting if you comply with the following procedures.

You must deliver or mail your notice to our corporate secretary at American States Water Company, 630 East Foothill Boulevard, San Dimas, California 91773 stating that you intend to submit a shareholder proposal at our 2018 annual meeting. Our corporate secretary must receive your notice between February 22, 2018 and March 8, 2018, unless we change our 2018 annual meeting date by more than 30 days from the date of our 2017 annual meeting, in which case, our corporate secretary must receive your notice no later than the close of business on the tenth day following the day on which we mail you notice of the meeting or the date on which we publicly disclose the date of the meeting.

Your notice to our corporate secretary must include for each matter you propose to bring before the 2018 annual meeting:

■	a brief description of the matter you intend to bring before the 2018 annual meeting;

■	reasons for bringing such matter before the 2018 annual meeting;

■	the name and address of the record and beneficial owner, if any, of the shares making the proposal;

■	the number of our common shares you own; and

■	any material interest you have in the matter.

STOCK OWNERSHIP

Are there any large owners of our common shares?

The following table identifies shareholders who owned more than 5% of our outstanding common shares on March 30, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(3)
Common Shares	BlackRock Inc. 55 East 52nd Street New York, NY 10055 The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,291,099(1) 3,492,360(2)	11.68% 9.51%

(1)       Based on Schedule 13G filed with the SEC on January 12, 2017, BlackRock Inc. has sole voting power over 4,208,890 of our common shares and sole dispositive power over 4,291,099 of our common shares.

(2)       Based on Schedule 13G filed with the SEC on February 9, 2017, The Vanguard Group, Inc. has sole voting power over 66,230 of our common shares, sole dispositive power over 3,426,519 of our common shares and shared dispositive power over 65,841 of our common shares.

(3)       Percent of class is calculated based upon the number of our common shares outstanding on March 30, 2017, plus any shares which a person has the right to acquire on or prior to May 29, 2017.

How much stock do directors and executive officers own?

We are providing you information in the table below regarding the number of our common shares beneficially owned by our directors and executive officers as of March 30, 2017, including common shares which each director and executive officer has a right to acquire on or prior to May 29, 2017.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
James L. Anderson	17,813	*
Sarah J. Anderson	9,995	*
Diana M. Bontá	19,231	*
John R. Fielder	8,442	*
Anne M. Holloway	21,084	*
James F. McNulty	15,351	*
Lloyd E. Ross	33,859	*
Janice F. Wilkins	13,839	*
Robert J. Sprowls	177,542(1)	*
Eva G. Tang	40,739(2)	*
Denise L. Kruger	34,529	*
James C. Cotton, III	6,479	*
Patrick R. Scanlon	38,372	*
Directors and Executive Officers as a Group	545,654(3)	1.49%(4)

*Less than 1%

(1)       Mr. Sprowls has the right to acquire 13,304 and 47,438 of our common shares on or prior to May 29, 2017 through the exercise of stock options granted pursuant to the 2000 plan and 2008 plan, respectively.

(2)       Ms. Tang has the right to acquire 6,816 of our common shares on or prior to May 29, 2017 through the exercise of stock options granted pursuant to the 2008 plan.

(3)    Our executive officers as a group have the right to acquire 73,354 of our common shares on or prior to May 29, 2017 through the exercise of stock options or the pay-out of restricted stock units that have vested. None of our directors have any rights to acquire any of our common shares through the exercise of stock options or the pay-out of restricted stock units. We have not included in this table common shares relating to dividend equivalents that may be received by our directors and executive officers with respect to dividends declared by the board after March 30, 2017 or restricted stock units which the directors will have a right to acquire on the date of the 2017 annual meeting pursuant to the 2013 directors plan.

(4)       Percent of class is calculated based upon the number of our common shares outstanding on March 30, 2017, plus any shares a person has the right to acquire on or prior to May 29, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

We have adopted procedures to assist our directors and executive officers in complying with Section 16(a) of the Securities Exchange Act of 1934, including assisting directors and executive officers with preparing and filing statements on Form 3, Form 4 and, if applicable, Form 5. We believe, on the basis of our review of the statements filed by directors and executive officers in 2016, there were no late filings.

PROPOSAL 1: ELECTION OF DIRECTORS

We have provided information below about each of our directors including their ages, years of service as a director of the company, educational background, business experience, service on other boards and community service activities. The process used by the board in nominating directors is a subjective one and is based on the recommendations of the nominating and governance committee, the background and qualifications of each of the other members of the board, considered as a group, and the evaluation of the performance of each director based on previous service on the board, board committees and as liaisons between management and the board or a committee or otherwise working on matters specified by the board.

What is the experience of each nominee for election as a director?

Our board of directors has nominated three persons as class III directors for a three-year term expiring at the end of our annual meeting of shareholders in 2020 or until their successors are duly elected and qualified.

The ages of the directors reported below are as of March 30, 2017.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR ALL” of the nominees listed below.

Mr. John R. Fielder

Mr. Fielder was appointed by the board as a director on January 2, 2013. He has been a member of the audit and finance committee since January 25, 2013 and a member of the ASUS committee since May 20, 2013. He is 71 years old.

Mr. Fielder brings a unique blend of experience in the areas of public utility regulation, strategy, management and information technology matters as a result of over 40 years of experience at Southern California Edison Company.

Mr. Fielder is retired. He was President of Southern California Edison Company from October 2005 until his retirement on December 31, 2010. As President, he was responsible for operations support, customer service, information technology, environmental affairs, state regulatory and public affairs and employee relations. Prior to his position as President of Southern California Edison Company, Mr. Fielder held various leadership positions at Southern California Edison Company, including Senior Vice President of Regulatory Affairs for 14 years and Vice President of Information Services.

Mr. Fielder has served on a number of not-for-profit boards during his career and has served as a board member and a member of the investment and finance committees of the Long Beach Memorial Hospital Foundation since 2010. He has also served as a member of the board of the Rancho Los Cerritos Foundation, which supports an historic property and museum in Long Beach, California, since 2006 and has served on the finance committee of the Foundation since 2012. He also served a two-year term as chair of the board of the Long Beach Aquarium of the Pacific in 2011 and 2012 and a term as the chair of the audit committee of the Aquarium in 2013 and 2014. In addition, he has served on the board development committee of Long Beach BLAST, a program to connect college students with youth facing adversity. He has also served on various industry association boards during his career.

Mr. Fielder has a BA degree from the University of California, Santa Barbara, an MBA from the University of California, Los Angeles, and a law degree from Pepperdine School of Law.

Mr. James F. McNulty

Mr. McNulty was appointed to the board in January 2010. He is chair of the ASUS committee, was a member of the nominating and governance committee until May 20, 2013 and became a member of the compensation committee on May 20, 2013. Mr. McNulty is 74 years old.

Mr. McNulty has expertise in engineering, government contracting and project management. As a result of his 24 years of service in the Army and his experience at Parsons Corporation discussed below, he is able to provide valuable insights to the ASUS committee with respect to its oversight of the company’s military utility privatization projects.

Mr. McNulty is retired. He is the former chairman and Chief Executive Officer of Parsons Corporation, an international engineering, construction and technical and management services firm whose customers include the U.S. government. He retired from Parsons Corporation in May 2008, but continued to serve on the Board and as Chairman of the Board until November 2008. Since 2009, he has also been a director and member of the compensation and nominating and governance committees of ARC Document Solutions, a publicly-traded document management company. Since 2013, he has also served as the chair of the compensation committee of ARC Document Solutions.

Mr. McNulty has a BS degree in engineering from the United States Military Academy at West Point and master degrees from Ohio State University and the Massachusetts Institute of Technology where he was an Alfred P. Sloan Fellow.

Prior to February 2017, Mr. McNulty served as a trustee of the Linsly School, his high school alma mater in Wheeling, West Virginia. He is also a past member of the board of directors of the Greater Los Angeles Chamber of Commerce, the California Science Center, the Los Angeles Sports Council and the board of trustees of Pomona College. He is a former chairman of Town Hall, Los Angeles.

Ms. Janice F. Wilkins

Ms. Wilkins has been a member of the board since her election to the board in May 2011. She is a member of the audit and finance committee and the ASUS committee. Ms. Wilkins is 72 years old.

Ms. Wilkins brings extensive expertise to the board in accounting and finance, public company reporting, internal auditing and the development and oversight of ethics and compliance programs.

Ms. Wilkins retired as Vice President of Finance and the Director of Internal Audit for Intel Corporation in June 2010 where she was responsible for global internal audit and investigations, and ethics and compliance operations staffs since 1995. During her 29-year career with Intel Corporation, she held various operational and corporate finance controllership, management and executive positions and managed the human resource organization responsible for compensation and benefits in the U.S.

In 2001, Ms. Wilkins was recognized by Ebony Magazine as one of the top-ranking African American women in corporate America. In 2004, she was named Outstanding Businesswoman of the Year by the Gamma Nu Chapter of Iota Lambda Sorority, with recognition from the U.S. Senator from California, the Mayor of San Francisco and a California State Senator.

Ms. Wilkins holds a BS degree in accounting from Xavier University in New Orleans, Louisiana, and an MBA from Golden Gate University in San Francisco, California. She has been a member of the Institute of Internal Auditors and Financial Executives International. She has also been involved in professional organizations such as the Conference Board, the Audit Director Roundtable, the Compliance and Ethics Leadership Council of the Corporate Executive Board, the General Auditors’ Council of Manufacturers’ Alliance and the National Association of Corporate Directors.

Ms. Wilkins served as a member of the Board of Trustees of Sacred Heart Schools in Atherton, California, where she chaired the Audit Committee from 2008-2013. She currently serves as a member of the Board of Trustees of Golden Gate University and is a member of the audit and finance committee. In addition, she is a member of the Links, Inc., an organization that promotes and engages in educational, civic and inter-cultural activities in order to enrich the lives of members of the African-American community. She also serves on the Executive Board and as Treasurer of the Peninsular Bay Chapter of the Links, Inc., since 2015. Ms. Wilkins was a member of the Board of Trustees of her alma mater, Xavier University, in New Orleans where she chaired the Business under-sourced communities committee. Mrs. Wilkins has also served as a member of the Finance Council of St. Pius Church in Redwood City, California.

What is the experience of our other directors?

Our board has three class I directors with terms expiring at the end of the annual meeting in 2018 or until their successors are duly elected and qualified.

Mr. James L. Anderson

Mr. Anderson is chair of the compensation committee and a member of our nominating and governance committee. He has served as a director since 1997. Mr. Anderson is 73 years old.

Mr. Anderson brings strong leadership and management skills to the board developed through his extensive experience as an executive in the insurance industry. His business acumen and operational experience have also enabled him to provide valuable insights to the board and the committees on which he serves.

Since 2003, Mr. Anderson has been a Senior Vice President of Americo Life, Inc., a privately held life insurance and annuity holding company. He is also a Senior Vice President of several subsidiaries of Americo Life, Inc. engaged in the marketing and underwriting of life and annuity insurance products since 2003. Prior to 2003, he was President of Americo Financial Services, a third-party administrator and marketer of retirement plans for elementary and high school employees and seniors. He also served for ten years as the President and Chief Executive Officer of Fremont Life Insurance Company prior to its acquisition by Americo Life, Inc.

Mr. Anderson has a BS degree in business from Fort Hays Kansas State University.

Ms. Sarah J. Anderson

Ms. Anderson was appointed by the board as a director on March 21, 2012. She has been the chair of the audit and finance committee since May 20, 2013 and was a member of the ASUS committee from May 22, 2012 until May 20, 2013. She was a member of the audit and finance committee prior to her appointment as a chair of the committee. She is 66 years old.

Ms. Anderson brings additional expertise to the board in the areas of accounting and financial advisory services. She also possesses valuable management experience as a result of the various leadership roles that she has held in the accounting profession and in the government and non-profit sectors.

Ms. Anderson retired from Ernst &Young LLP in 2008 where she served for 24 years, 21 years of which she served as an advisory services partner. She served a number of clients, both public and private, across various industries, including utilities, government and service industries. Ms. Anderson served in multiple leadership positions at Ernst & Young LLP, including serving as the managing partner of both the company’s Orange County and Riverside offices.

Ms. Anderson has a BS degree in business administration with a concentration in accounting from Northeastern University. She has been licensed as a California Certified Public Accountant since 1979 and is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

Ms. Anderson served on the California Board of Accountancy from 2006 until 2013 during which she served on the legislative and professional practice committees. She also served as chair of the Board in 2011. Ms. Anderson has also been a member of the Accountancy Licensee Database Committee and the Uniform Accountancy Act Committee for the National Association of State Boards of Accountancy.

Ms. Anderson has served on the board of directors since June 2012 and is the audit committee chair of Reliance Steel & Aluminum Company. She is a member of the nominating and governance committee and was a member of the compensation committee through 2016. She previously served on the board of managers of Kaiser Ventures, LLC as the chair of its audit committee from November 2010 until its liquidation in May 2013.

Ms. Anderson is life director of the Pacific Symphony after serving as an active board member for 15 years, during which time she served on the audit, board affairs, orchestra relations, education and strategic planning committees. She served as chair of the board of the Pacific Symphony from 2009 to 2013. She joined the board of the South Coast Repertory Theater in 2015 and serves on the finance committee and as chair of the corporate development committee of the theater.

Ms. Anderson has been recognized by the Orange County Business Journal as a leading woman in business and has previously been honored with the Athena Award as a Business Woman of Achievement by the YMCA and the Greater Riverside Chambers of Commerce.

Ms. Anne M. Holloway

Ms. Holloway is chair of the nominating and governance committee and a member of the compensation committee. Ms. Holloway has served as a director since 1998. Ms. Holloway is 64 years old.

Ms. Holloway brings valuable expertise to the board in the areas of finance, human resources, and corporate governance matters obtained through her experience in the financial services industry and her experiences in providing strategic advice to Fortune 500 companies.

Ms. Holloway is retired. She was a partner in Navigant Consulting, Inc., a provider of financial and strategic consulting services to Fortune 500 companies, governments and governmental agencies from 1999 to 2000. She served as President of Resolution Credit Services Corp., a subsidiary of Xerox Financial Services, from 1992 to 1999 where she was responsible for, among other things, the successful resolution of financial guarantees on troubled tax-exempt bonds, the restructuring of debt and negotiation with the Resolution Trust Corporation. She also served as Chief Operating Officer of International Insurance Company, another company in the Resolution Group, where she was responsible for operations, human resources and technology. Prior to joining the Resolution Group, Ms. Holloway held various management positions with Shawmut National Corporation, a financial services company.

Ms. Holloway holds a BA degree from Newton College of the Sacred Heart and an MBA from Boston University. She has also attended the Harvard Business School Executive Management program.

Ms. Holloway served as the chair of the Board of Trustees of Sacred Heart Schools in Atherton, California from 2008 to 2012 and was vice chair from 2012 to 2013. Ms. Holloway was a member of the site management and development committee of Sacred Heart Schools until 2013. She continues to serve on the development committee.

She is also actively involved in The Michael J. Fox Foundation and a supporter of the Bing Center for the Arts at Stanford University and Good Tidings, an organization that designs, builds and funds sports and arts facilities for youth in need in Northern California. She is currently serving as co-chair of the nominating and governance committee for City Year San Jose/Silicon Valley, a national organization that works with AmeriCorps volunteers to reduce dropout rates and improve high school proficiency locally in San Jose, California.

Our board has three class II directors with terms expiring at the end of the annual meeting in 2019 or until their successors are duly elected and qualified.

Dr. Diana M. Bontá

Dr. Bontá is a member of the nominating and governance committee and the compensation committee and serves as enterprise risk management liaison to the board. She has served as a director since 2007. Dr. Bontá is 66 years old.

As a result of her extensive experience in public health and public affairs, Dr. Bontá brings valuable expertise to the board in the areas of customer and community service and corporate governance.

Dr. Bontá is currently the President and Chief Executive Officer of The Bontá Group, which provides consulting services in healthcare. From January 2012 until June 2013, Dr. Bontá was the President and Chief Executive Officer of The California Wellness Foundation, a private independent foundation with a mission to improve the health of the people in California, by making grants, providing wellness education and preventing disease. From 2004 to January 2012, Dr. Bontá served as the Vice President of Public Affairs of the Kaiser Foundation Health Plan and Hospitals, Southern California Region, where she was responsible for setting the Region’s public policy agenda and providing leadership and oversight of public affairs programs and support for Kaiser Permanente’s external communications and reputation management. She previously served as the first Latina director of the California Department of Health Services from 1999 to 2004. Prior to serving as director of the California Department of Health Services, Dr. Bontá served as director of the Department of Health and Human Services of the City of Long Beach, California.

Dr. Bontá holds doctorate and master degrees in public health from the University of California, Los Angeles. She has held an appointment as an adjunct professor at UCLA’s School of Public Health since 1999 and is a registered nurse.

Dr. Bontá was appointed by California Governor Davis and again by Governor Schwarzenegger to the Board of Trustees of the Health Professions Education Foundation from 2005-2011. She has been a trustee of the Annie E. Casey Foundation since 2008 and the Archstone Foundation since 2009. Dr. Bontá has served as an appointee of Mayor Antonio Villaraigosa as a commissioner of the City of Los Angeles Board of Fire Commissioners from 2008-2011. Dr. Bontá

also previously served as a director/trustee of the Charles R. Drew University of Medicine and Science from 2010-2011, on the Department of Health and Human Services Minority Health Committee from 2008-2011 and on the Pat Brown Institute from 2006-2012.

Mr. Lloyd E. Ross

Mr. Ross has been chair of the board of directors of the company since April 1999 and has served as a director since 1995. He is a non-voting ex-officio member of each of the committees of the board. Mr. Ross is 76 years old.

Mr. Ross brings valuable leadership, business acumen, financial and operational experience to the board. He also has extensive experience in the construction industry which is valuable to the board with respect to the company’s public utility capital improvement programs and the company’s construction activities on military bases.

Mr. Ross has been the principal of L. Ross Consulting since 2003, which provides construction, development and consulting services. He was managing partner of Intermix, LP, a developer of hotels in the southwestern United States and northern Mexico from 1997 to 2003. From 1976, prior to becoming managing partner of Intermix, LP, Mr. Ross was the President and Chief Executive Officer of SMI Construction, a commercial and industrial general contracting firm in Irvine, California. He served on the board of directors of PacifiCare Health Systems from 1985-2005 and as a member of the audit committee and chair of the compensation committee of PacifiCare Health Systems from 2000-2005.

Mr. Ross has served on the board of a number of community organizations. He also volunteers at a food bank in Kalispell, Montana.

Mr. Robert J. Sprowls

Mr. Sprowls has served on the American States Water Company board since May 2009 and the boards of the subsidiary companies since his appointment as President and Chief Executive Officer of the company effective January 2009. Mr. Sprowls is a member of the ASUS committee. He is 59 years old.

Mr. Sprowls is the sole management member of the board of directors. As President and Chief Executive Officer of the company since 2009 and Chief Financial Officer for four years prior to that, Mr. Sprowls has an intimate knowledge of the company and its operations and personnel. He has also been in a leadership role in the water industry having served as President and a member of the executive committee of the National Association of Water Companies, a non-profit organization representing private water companies. He has more than 30 years of experience in business strategy, operations management, corporate finance and business problem-solving for regulated utilities, utility holding companies and highly competitive, non-regulated utility affiliates.

Mr. Sprowls is the President and Chief Executive Officer of American States Water Company and holds similar titles and responsibilities for the company’s subsidiaries, Golden State Water Company, or GSWC, and American States Utility Services, Inc. and its subsidiaries, or ASUS. He also held similar titles at Chaparral City Water Company until its sale on May 31, 2011. He was promoted to Executive Vice President – Finance, Chief Financial Officer, Treasurer and

Corporate Secretary in January 2008 and became Executive Vice President of the company and its subsidiaries in November 2008.

Prior to joining American States Water Company, Mr. Sprowls spent 21 years at CILCORP Inc., or CILCORP, a public utility holding company whose largest subsidiary, Central Illinois Light Company, served approximately 250,000 gas and electric utility customers. During his tenure with CILCORP, Mr. Sprowls held positions as President, Business Unit Leader – Energy Delivery, Chief Financial Officer (CFO) and Treasurer of Central Illinois Light Company, CFO of a non-regulated subsidiary of CILCORP, QST Enterprises Inc., and Vice President and Treasurer of CILCORP. Mr. Sprowls left CILCORP and Central Illinois Light Company following the sale of the company to Ameren Corporation in 2003.

Mr. Sprowls is currently a member of the board of directors of the National Association of Water Companies and a member of the Southern California Leadership Council. He has served on the board of directors of CILCORP Inc. and Central Illinois Light Company. He has been a past chairman and a member of the board of directors of the Illinois Energy Association, a past chairman and a member of the board of directors of Goodwill Industries of Central Illinois and a committee chairman for the Heart of Illinois United Way Campaign.

He holds a BA degree in economics and business administration from Knox College in Illinois and a master in business administration from Bradley University, also in Illinois. He is a Certified Public Accountant (Inactive) and a Certified Management Accountant.

How did we compensate our directors in 2016?

We paid fees to each of our directors monthly in cash and made awards of restricted stock units to our directors in 2016 pursuant to the terms of the 2013 directors plan as more particularly described below. We also reimbursed each of our directors in 2016 for expenses incurred in the performance of his or her duties as a director.

DIRECTOR(1) COMPENSATION FOR 2016

Name	Fees Paid or Earned in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Lloyd E. Ross	$153,750	$55,000	$137	$208,887
James L. Anderson	83,825	55,000	433	139,258
Sarah J. Anderson	80,925	55,000	425	136,350
Dr. Diana M. Bontá	74,775	55,000	137	129,912
John R. Fielder	72,408	55,000	137	127,545
Anne M. Holloway	78,742	55,000	137	133,879
James F. McNulty	78,742	55,000	137	133,879
Janice F. Wilkins	72,408	55,000	137	127,545

(1)        Mr. Sprowls, the president and chief executive officer of the company in 2016, was also a director of the company. We did not pay him any additional compensation for his services as a director or member of any committee.

(2)        The amounts in this column reflect the aggregate grant date fair value of the awards on the grant date, computed in accordance with FASB’s accounting guidance ASC Topic 718. We provide information regarding the assumptions used in calculation of these amounts in Note 12 to our audited financial statements for the year ended December 31, 2016 in our Annual Report on Form 10-K filed with SEC. We did not make any other form of stock award to any director in 2016.

(3)       We provide our board members and executive officers a blanket accident insurance policy. The policy is intended to provide coverage for traveling on company business or on assignment for the benefit of our company. We allocated one–third of the three-year premium of $7,786 for coverage under the blanket accident insurance policy equally to our board members and executive officers. The cost was $137 per person in 2016. We also reimburse our board members for the related cost of travel and meals of their spouses when attending regular board and committee meetings.

Director Fees

In 2016, the compensation committee requested its compensation consultant to review the company’s director compensation program and to recommend changes in the program to align the company’s director compensation with the 50th percentile of the 2016 peer group approved by the compensation committee. You can find information regarding the selection of the 2016 peer group under the heading “Compensation Discussion and Analysis-Compensation Committee Process.” As a result of this review, the board, upon the recommendation of the compensation committee, approved the following changes in the fees payable in cash to our non-employee directors effective June 1, 2016 in lieu of payment of per meeting fees:

■	an increase in the annual retainer payable to each non-employee director from $45,000 to $60,000, payable in installments, for service on the board;

■	an increase in the annual retainer payable to Ms. Anderson from $15,000 to $22,500, payable in installments, for her services as chair of the audit and finance committee;

■	an increase in the annual retainer payable to Mr. Anderson from $12,000 to $20,000, payable in installments, for his services as chair of the compensation committee;

■	an increase in the annual retainer payable to Ms. Holloway from $7,500 to $14,000 for her services as chair of the nominating and governance committee, payable in installments; and

■	an increase in the annual retainer payable to Mr. McNulty from $7,500 to $14,000 for his services as chair of the ASUS committee, payable in installments.

The board, upon recommendation of the compensation committee, also approved the following additional annual cash retainers for members of committees who are not chairs of that committee for services on the committee effective June 1, 2016, payable in installments, in lieu of payment of per meeting fees:

■	$9,000 for each member of the audit and finance committee;

■	$6,000 for each member of the compensation committee; and

■	$5,500 for each member of the nominating and governance and ASUS committees.

The board also approved an additional retainer of $5,000 for Ms. Bontá for her services as the enterprise risk management liaison, payable in installments. The board did not change Mr. Ross’ additional annual retainer of $100,000 as chair of the board.

Prior to June 1, 2016, the company paid the following per meeting fees:

■	to each outside director, other than Mr. Ross, and to each outside director who was a member of a committee, a fee of $1,200 for each board or committee meeting attended, other than the annual organizational meeting and telephonic meetings; and

■	to each non-employee director, other than Mr. Ross, and to each outside director who was a member of a committee, a fee of $600 for each telephonic board or committee meeting attended.

Stock Awards

The board, upon recommendation of the compensation committee, also approved a grant of restricted stock units to non-employee directors on the date of each annual meeting commencing in 2017 for services rendered as a director in an amount equal to $75,000 divided by the closing price of our common shares on the trading day immediately preceding the date of the annual meeting as shown on The Wall Street Journal website (www.online.wsj.com) commencing with this annual meeting. The amount of this grant will be 1.25 times the annual retainer in effect on the date of the grant.

We granted restricted stock units to each non-employee director on the date of the annual meeting in 2016 for services rendered as a director in an amount equal to an amount established by the board prior to the annual meeting divided by the closing price of our common shares on the trading day immediately preceding the date of the annual meeting as shown on The Wall Street Journal website (www.online.wsj.com). The amount of the grant by the board to directors in 2016 was $55,000 or 1.22 times the annual retainer fee in effect on the date of the grant.

Under the terms of the 2013 directors plan, the amount of restricted stock units granted by the board to directors after the date of the 2012 annual meeting of shareholders may not exceed two times the amount of the then-current annual retainer payable by the company for services rendered as a director for such year, or, if there is no such annual retainer, the average amount of cash compensation received by such non-employee director during the prior fiscal year. In addition, each non-employee directors is entitled to receive restricted stock units on each dividend record date in an amount equal to the cash dividends payable on this date on a number of shares equal to the aggregate number of restricted stock units credited to each non-employee director’s restricted stock unit account divided by the closing price of our common shares on the dividend payment date, as shown on The Wall Street Journal website (www.online.wsj.com), which we refer to as dividend equivalents. Each non-employee director was credited with restricted stock units in 2016 pursuant to the terms of the 2013 directors plan on the first dividend record date following the date of grant with respect to the restricted stock units awarded to such director in 2016. No awards may be granted under the 2013 directors plan after May 20, 2023.

Each non-employee director who received an award of restricted stock units in 2003 through 2008 in the form of retirement stock units was also credited in 2016 with restricted stock units on each dividend record date in an amount equal to the cash dividends payable on this date on a number of shares equal to the aggregate number of undistributed restricted stock units credited to each non-employee director’s restricted stock unit account divided by the closing price of our common shares on the dividend record date, as shown on The Wall Street Journal website (www.online.wsj.com). Mr. Anderson, Dr. Bontá, Ms. Holloway and Mr. Ross are the only current directors who have received awards of retirement stock units.

Other Compensation Plans for Directors

We have no incentive compensation, deferred compensation or pension plans for non-employee directors.

Stock Ownership Guidelines

Under our director stock ownership guidelines, as amended in 2014, we have requested each non-employee member of our board to accumulate and hold common shares of the company, restricted stock units or other equity equivalents (other than stock options) granted by the company equal in value to four times his or her annual retainer for board service, plus 1,000 common shares, with the latter to be accumulated and held within three years after his or her appointment as a director. Non-employee directors are also prohibited from selling or transferring common shares awarded by the company until he or she satisfies these requirements, except where the director sells or transfers his or her shares to satisfy applicable tax withholding obligations owed by the director as a result of the receipt or vesting of his or her shares. The nominating and governance committee may suspend or adjust these guidelines if the nominating and governance committee determines that the guidelines are unduly burdensome by reason of personal circumstances affecting a director, are unduly affected by temporary declines in the price of our common shares or there has been a recent change in the compensation of directors. We have not exempted any of our directors from compliance with these guidelines.

We consider these guidelines to have been satisfied once the minimum ownership requirements have been satisfied regardless of subsequent changes in the market value of our common shares. Each member of our board currently satisfies the stock ownership guidelines.

EXECUTIVE OFFICERS

What has been the business experience of our executive officers during the past five years?

We have set forth the principal occupation of each of our executive officers in the following table. Unless otherwise specified, the principal position of the executive officer is with American States Water Company. Mr. Sprowls, Ms. Tang and Ms. Farrow are also officers of each of our direct and indirect subsidiaries. The age of each executive officer is current as of March 30, 2017.

EXECUTIVE EXPERIENCE TABLE

Name	Principal Occupation and Experience	Age	Held Current Position Since
Robert J. Sprowls	President and Chief Executive Officer	59	January 2009
Eva G. Tang	Senior Vice President – Finance, Chief Financial Officer, Corporate Secretary and Treasurer	61	November 2008
Denise L. Kruger	Senior Vice President – Regulated Utilities of Golden State Water Company	53	January 2008
James C. Cotton, III	Senior Vice President and Procurement Officer of American States Utility Services, Inc. and its subsidiaries; Vice President - Contracts of American States Utility Services, Inc. and its subsidiaries from November 2012 to December 2014; Director of Contracts of American States Utility Services, Inc. and its subsidiaries from June 2008 to November 2012	43	December 2014
Patrick R. Scanlon	Vice President – Water Operations of Golden State Water Company	59	January 2008
Gladys M. Farrow	Vice President – Finance, Treasurer and Assistant Secretary of Golden State Water Company and Treasurer and Assistant Secretary of the other subsidiaries of American States Water Company (1)	52	November 2008
James B. Gallagher	Vice President – Management Services of American States Utility Services, Inc. and its subsidiaries	62	October 2007
William C. Gedney	Vice President – Environmental Quality of Golden State Water Company; Vice President – Asset Management of Golden State Water Company from January 2008 to May 2015	62	May 2015
Granville R. Hodges	Vice President – Operations of American States Utility Services, Inc. and its subsidiaries	57	January 2007
Paul J. Rowley	Vice President –Water Operations of Golden State Water Company; Director of Procurement Services of Golden State Water Company from November 2014; District Manager of Golden State Water Company from March 2007 to November 2014	52	January 2016
Bryan K. Switzer	Vice President – Regulatory Affairs of Golden State Water Company	60	September 2004

(1)	Ms. Farrow also serves as Assistant Secretary of American States Water Company.

Compensation Discussion and Analysis

In this section, we describe the philosophy and objectives of our executive compensation programs, explain the compensation decision-making process, summarize the individual components of total compensation for our named executive officers and provide you with our assessment of our compensation program in 2016. We provide more detailed information regarding the compensation paid to our named executive officers during the past three years in the tables following this section and in the narrative discussion after each of these tables. For 2016, our named executive officers included:

■	Robert J. Sprowls, President and Chief Executive Officer,

■	Eva G. Tang, Senior Vice President-Finance, Chief Financial Officer, Corporate Secretary and Treasurer,

■	Denise L. Kruger, Senior Vice President-Regulated Utilities of Golden State Water Company,

■	James C. Cotton, III, Senior Vice President and Procurement Officer of American States Utility Services, Inc., and

■	Patrick R. Scanlon, Vice President-Water Operations of Golden State Water Company.

We also provide information comparing our performance to our 2016 peer group and our 2017 peer group. UIL Holdings was removed from our peer group as a result of the acquisition by Iberdrola USA and its subsequent merger into a newly created company, Avangrid, Inc. in December 2015. ITC Holdings was removed from our peer group as a result of its acquisition by Fortis in October 2016. As a result of the loss of two members of our peer group through acquisitions, the compensation committee decided to add another company, Otter Tail Corporation, to our peer group in 2017. Approximately 80% of the consolidated net earnings of Otter Tail Corporation in 2016 came from its utility division and Otter Tail is similar in size to other members of our 2016 peer group. Otherwise, there are no differences between our 2016 peer group and our 2017 peer group. You can also find information about the composition of our 2016 peer group in this section under the heading “Compensation Committee Process.” The compensation committee made its decisions regarding compensation of our executive officers in 2016 based, in part, on 2016 peer group information. We have compared our financial performance during the past three and five years to members of our 2017 peer group.

Financial Highlights for Continuing Operations

Over the past five years, we achieved:

■	0.8% compounded annualized growth in revenue,

■	7.3% compounded annualized growth in net income,

■	7.9% compounded annualized growth in earnings per share, and

■	10.7% compounded annualized growth in dividends.

The following table compares our cumulative total shareholder return, including reinvested dividends, for the five years ended December 31, 2016 to the cumulative total shareholder return, including reinvested dividends, for the same period of the S&P 500 and the members of our 2017 peer group.

Copyright© S&P Capital IQ, a division of The McGraw-Hills Companies Inc. All rights reserved.

Approach to Compensation

The compensation committee desires to implement the company’s executive compensation program in a manner that will enable the company to:

■	attract, retain and motivate talented and experienced executives,

■	provide fair, equitable and reasonable compensation to each executive officer,

■	reward job performance, and

■	further align the interests of our executive officers with that of our shareholders and customers.

Executive Compensation Practices at a Glance

WHAT WE DO	WHAT WE DO NOT DO
✓ Pay for Performance: We link pay to performance and shareholder and customer interests by weighting total direct compensation to the achievement of a balanced mix of performance metrics established in advance by the compensation committee	✘ No Employment Agreements: We do not have employment agreements with any of our executive officers
✓ Generally, at least 50% of Long-Term Equity Awards Are Performance-Based: At least 75% of long-term equity awards to the CEO since 2013 have been in the form of performance shares tied to three-year performance objectives. Generally, at least 50% and 60% of long-term equity awards to regulated utility executive officers and ASUS executive officers, respectively, are in the form of performance shares tied to three-year performance objectives	✘ No “Single Trigger” Cash Severance Payments or Tax Gross Ups: We do not have “single trigger” cash severance payments owing solely on account of the occurrence of a change of control event or provide tax gross ups
✓ Thoughtful Peer Group Analysis: The compensation committee reviews external market data when making compensation decisions and annually reviews our peer group with our independent compensation consultant	✘ No Hedging in Company Securities: We have a policy prohibiting executives and directors from engaging in any hedging transaction with respect to company equity securities
✓ Compensation Risk Assessment: The compensation committee conducts an annual assessment of whether the company’s executive or broad-based compensation programs encourage excessive risk-taking	✘ No Pledging Company Securities: We have a policy generally prohibiting pledges of company securities by our executives and directors
✓ Stock Ownership Guidelines: Executives are subject to stock ownership guidelines equal to a multiple of their annual base salaries (3x for the CEO, 1.5x for senior vice presidents and 1x for vice presidents); directors are also subject to stock ownership guidelines and restrictions on sales of common shares until they own stock equal to 4x their annual cash retainer plus 1,000 additional shares after a person has been a director for at least three years (except that common shares may be transferred to meet applicable tax withholding requirement obligations)	✘ No Repricing, Repurchasing or Discounting of Options: We do not reprice or repurchase underwater awards and we do not grant options at a discount to fair market value on the date of grant
✓ “Clawback” Policy: Our clawback policy provides for the recoupment of cash and stock incentive compensation from an executive officer if, as a result of a financial restatement, the compensation committee determines that the company would have paid the executive officer less than he or she was paid prior to the restatement	✘ No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses or uncapped incentives under our annual cash incentive plan

2016 Pay Mix

The principal elements of our compensation program include a base salary, annual cash incentives, a portion of which is based on achieving financial, operational and customer service objectives during the year, and annual equity grants, a portion of which is based on achieving financial and operational performance objectives during a three-year performance period. We refer to these elements of compensation as total direct compensation.

The compensation committee set the target percentages presented in the chart below for each component of total direct compensation in 2016, assuming that each named executive officer would earn the aggregate target during the year in annual cash incentives and at the target level following the end of the three-year performance period for the performance stock awards. As these charts show, approximately 65% and 40% of target total direct compensation (salary, bonus and equity) is variable (or “at-risk”) for our CEO and other named executive officers, respectively.

In determining the target percentages for each component of total direct compensation, the compensation committee considered the practices of our 2016 peer group, how well the company’s pay levels are aligned with performance compared to the company’s 2016 peer group, the views and practices of the California Public Utilities Commission, or CPUC, in setting rates, the practices of the two water utilities regulated by the CPUC that are members of our 2016 peer group, the preference of proxy advisory firms for significant portions of total direct compensation to consist of variable pay based on the satisfaction of objective performance targets and the prior year’s performance of the executive officer. The compensation committee also believes that it is important for more of the compensation of the chief executive officer to be dependent on performance than that of the other executive officers.

The mix of total direct compensation awarded in 2016 which will actually be received by an executive officer (which does not include the actuarial calculation of the change in pension value or other compensation shown in the Summary Compensation Table) may be different from the target mix depending upon, a variety of factors, the value of some of which cannot yet be determined. The factors affecting actual total direct compensation awarded in 2016 that have not yet been determined include:

■	the company’s financial and operational performance for the three-year performance period with respect to the performance measures set forth in the executive’s applicable performance stock award agreement for this period;

■	the value of the company’s common shares upon the vesting of time vested restricted stock units awarded to the executive in 2016 and the value of dividend equivalent rights on dividends paid after 2016 on these restricted stock units (no restricted stock units awarded to an executive in 2016 vested in 2016); and

■	the value of the company’s common shares following the determination of the number of common shares to be received by an executive based upon satisfaction of the objective performance criteria set forth in the performance stock award agreements for the three-year performance period and the time vesting of these awards, together with the value of any dividend equivalent rights thereon.

Alignment of CEO Pay with Performance

In the course of reviewing our overall executive compensation program in January 2016 and January 2017, our consultant, (Pearl Meyer) reviewed the relationship between realizable total direct compensation of our CEO and our performance for the two three-year periods ended December 31, 2015 and December 31, 2016. This review was conducted to assist the compensation committee in understanding the degree of alignment between realizable total direct compensation delivered to the CEO during these two periods and our performance relative to our peer group. For purposes of this review, company performance is defined as total shareholder return (including reinvested dividends) over the respective three-year period. Total direct peer group realizable compensation is defined as the sum of:

■	Actual base salaries paid over the three-year period ending December 31, 2015;

■	Actual short-term cash incentives (bonuses) earned over the three-year period ending December 31, 2015;

■	Cumulative “in-the-money” value as of December 31, 2015 of any stock options granted over the prior three-year period;

■	Cumulative value as of December 31, 2015 of any restricted shares or restricted stock units granted over the prior three-year period and payouts of performance shares made for completed performance periods; and

■	The value as of December 31, 2015 of any performance shares at target for any incomplete performance periods.

As a second comparison, we also reviewed our CEO’s pay for performance using realizable pay from January 1, 2014 to December 31, 2016 compared to total shareholder return (including reinvested dividends) over the same period. Peer company pay is based on 2014 and 2015 actual pay with an estimate of 2016 pay equal to 2015 since 2016 pay information for most of our peers was not available at the time of this analysis.

For the 2013-2015 periods, the company’s performance exceeded its relative CEO pay rank of both our 2016 and 2017 peer group. For the 2014-2016 period, the company’s performance was the same as its relative CEO pay rank of our 2017 peer group. This indicates an efficient compensation plan design relative to performance achieved.

Performance Period	Total Shareholder Return Relative Rank	Pay Relative Rank (CEO)
2013-2015(1)	92nd Percentile	62nd Percentile
2013-2015(2)	92nd Percentile	83rd Percentile
2014-2016(2)	75th Percentile	75th Percentile

(1)	Comparison to 2016 peer group.
(2)	Comparison to 2017 peer group.

The following chart further illustrates the pay for performance analysis of our CEO using realizable pay relative to each member of our 2017 peer group over the two pay periods, 2013-2015 and 2014-2016.

Changes in our Compensation Program

In May 2016, our shareholders cast an advisory vote approving the compensation of our named executive officers, as disclosed in our 2016 proxy statement. Approximately 95.1% of the votes cast for or against this matter supported our 2016 “say-on-pay” proposal. Abstentions were not counted as a vote either for or against this proposal. The compensation committee considered this result when considering changes to its compensation program.

As a result of our prior favorable “say-on-pay” votes and our annual reviews of our compensation programs in 2016, the compensation committee made the following changes in our executive compensation programs:

■	Adopted a new stock incentive plan which was approved by our shareholders in 2016 and approved a new form of award agreement for awards of restricted stock units under the 2016 plan;

■	Approved mid-year equity grant guidelines for the 2016 plan for mid-year new hires or current employees promoted mid-year to manager or director positions;

■	Approved an amendment to the 2008 plan to prohibit the issuance of additional shares under this plan after August 14, 2016 and made certain clarifying amendments to the change in control provisions;

■	Expanded the company’s health plan perquisite program to include Vice Presidents; and

■	Made administrative changes to the company’s medical and flexible benefit plans.

Compensation Committee Process

The compensation committee annually reviews our executive compensation program in order to assess whether the program continues to meet the objectives of the program. The compensation committee typically engages a compensation consultant to assist the committee.

The compensation committee engaged Pearl Meyer in August 2011 as a compensation consultant to the committee. After a review of historical fees that the company has paid to its former compensation consultants, a consideration of the merits of engaging a new compensation consultant compared to the benefits of retaining Pearl Meyer and an independence assessment of Pearl Meyer, the committee decided to extend the engagement of Pearl Meyer for 2016. In conducting its independence assessment, the compensation committee concluded that no conflicts of interest existed between the company and Pearl Meyer (or any individuals working on the company’s account on behalf of Pearl Meyer). We provide additional information regarding this assessment under the heading “Compensation Committee - Is our compensation consultant independent?”

Pearl Meyer identified and selected a peer group of companies. The selection process included input from management. The final peer group was approved by the compensation committee. The 2016 peer group is presented below:

ALLETE, Inc.	Northwest Natural Gas Company
Aqua America, Inc.	SJW Corp.
California Water Service Group	South Jersey Industries, Inc.
Chesapeake Utilities Corporation	The Empire District Electric Company
El Paso Electric Company	UIL Holdings Corporation
ITC Holdings Corp.	Unitil Corporation
MGE Energy, Inc.

Owing to the limited number of similarly sized water utilities (with annual revenues between $100 million and $1 billion), 2016 peer companies were selected based on similarity in industry (water, gas and electric utilities) and size. The compensation committee considered compensation information for this same group of companies during the past three years.

Three members of the 2016 peer group are in the water industry, two of which are also regulated by the CPUC, the regulator of the company’s principal subsidiary. The compensation committee often gives greater weight to the practices of the two CPUC-regulated companies since the company competes with these companies for executive talent and is subject to similar regulatory oversight. In addition, the compensation committee believes that the financial and operational performance of these companies and the compensation programs of these companies are particularly relevant since the ability of these companies to earn their authorized rate of return and to obtain rate adjustments for changes in employee compensation are also affected to some extent by the rules, regulations and practices of the CPUC. These companies are, to some extent, also affected by the same weather, climate and economic conditions as the company. All of the other companies in the 2016 peer group are utilities or utility holding companies.

Pearl Meyer also provided the compensation committee in January 2016 with its competitive assessment of the company’s executive compensation program based on information derived by Pearl Meyer from four different general market surveys, the Towers Watson-2015 Management Compensation Survey (all industries) and three confidential/proprietary general industry surveys.  The competitive assessment was summary in nature, did not identify any particular company and did not contain any information regarding the compensation program of any particular company.  Accordingly, the compensation committee did not consider the compensation practice of any particular company, other than the compensation practices of members of the 2016 peer group, in designing any of the company’s compensation plans.

Excluding positions with incumbent changes in 2015, Pearl Meyer noted in the competitive assessment provided to the compensation committee that, in the aggregate, both the actual and the target total direct compensation and total cash compensation of the executive officers of the company was at the market median and that the company’s relative performance exceeded the company’s relative realizable pay rank as measured against its peers for the 2012-2014 and 2013-2015 periods. Pearl Meyer also noted in the competitive assessment that, in the aggregate, the company’s target and actual long-term incentive grants and annual cash incentive awards were below the market median.

In addition to the information provided by Pearl Meyer, the compensation committee considered:

■	recommendations of management regarding changes that the compensation committee may wish to consider in the company’s compensation program,

■	the chief executive officer’s subjective assessment of the company’s performance and the performance of individual executive officers,

■	the recommendations of the chief executive officer for adjustments in the base salary and incentive compensation of other executive officers and managers,

■	compensation increases authorized by the CPUC in rate cases of the company’s principal subsidiary, GSWC,

■	a subjective assessment by individual directors of the company’s performance and the performance of the chief executive officer and other members of the management team,

■	a subjective assessment of whether the company’s compensation program properly incents management,

■	objective measures of the company’s financial, operational and customer service performance established in the company’s short-term incentive program,

■	objective measures of the company’s financial performance used in establishing performance criteria for performance stock awards under the 2008 plan,

■	the views of proxy advisory firms, and

■	the views of the CPUC regarding the company’s compensation programs or practices, to the extent known.

Risk Considerations

Pay Mix

In establishing and reviewing the company’s compensation program, the compensation committee considers whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Base salaries, which constitute the largest component of total direct compensation for all employees of the company, other than the CEO, are fixed in amount and thus do not encourage excessive risk taking.

Balanced Performance Measures

The compensation committee considers a variety of factors in awarding additional cash compensation based on the performance of its executive officers, including factors based on earnings performance, customer satisfaction, capital improvements, improvements in operations and internal accounting controls. The committee believes that, as a result of this mix of factors, the company’s short-term cash incentive program appropriately balances risk and the committee’s desire to compensate executives for accomplishments that are important to the company’s customers and shareholders.

The compensation committee also makes awards of restricted stock units and performance stock to executive officers. Restricted stock units and performance stock awards granted vest at the rate of 33% in the first year, 33% in the second year and 34% in the third year and, with respect to performance stock awards, provide for determination of whether the performance criteria have been satisfied after the end of a three-year performance period, subject to limited exceptions. In addition, we may not repurchase any options granted to any executive officers or managers after March 18, 2014 or reprice any options awarded to any executive officer or manager under our 2008 plan. The compensation committee believes that these features of our equity plans further discourage excessive risk-taking by executives. In addition, the vesting schedule serves as a retention vehicle for executive officers and managers.

Recoupment Policy

In order to mitigate risks that may be associated with performance-based compensation, the compensation committee maintains a clawback policy to recoup cash and equity performance-based compensation payments if:

■	we calculated the amount of the compensation based on achieving financial results that were subsequently subject to an accounting restatement due to material noncompliance with a financial reporting requirement under the securities laws,

■	we identified the need for the accounting restatement within three years after the date of the filing of financial results that were subsequently restated, and

■	we would have paid a lesser amount to the executive officer based on the restated financial results.

All awards made to executives under our 2008 plan after December 31, 2010 and all awards made under our short-term cash incentive plan and 2016 plan are subject to this policy and any rights to repayment that the company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.

Anti-Hedging Policy; Anti-Pledging Policy

We adopted a policy that prohibits the hedging of the risks of economic ownership of our common shares, holding our common shares in a margin account and, absent a waiver by the nominating and governance committee, the pledging of our common shares as collateral for a loan by our officers and directors. The nominating and governance committee may only grant a waiver of our anti-pledging policy if the officer or director desires to pledge our common shares as collateral for a loan and has established, to the satisfaction of the nominating and governance committee, that the officer or director is able to repay the loan without resort to the pledged securities. Each of our officers and directors has represented to us that he or she has not purchased any financial instrument designed to hedge or offset any decrease in the market value of any company common shares held, directly or indirectly, by such officer or director, held any of our securities in a margin account or pledged any of our common shares as collateral for a loan since the adoption of this policy.

In addition to establishing and reviewing our compensation program, the compensation committee also examines the pay practices and policies relating to all employees of the company. On the basis of this examination, the compensation committee has concluded that our pay practices and policies do not appear to involve risks that could have a material adverse effect on us.

Elements of Executive Compensation

Our compensation program consists of base salary, short-term cash incentives, stock awards, retirement benefits, severance arrangements and welfare and other benefits and perquisites. We discuss each of these elements in more detail below. The compensation committee considers each of these elements independently before assessing whether its overall compensation program is competitive with that of its peer group and other companies with which the company competes for executive talent.

Base Salary

We pay a base salary in order to enable us to attract and retain talented executive officers and to provide a fixed base of compensation commensurate with the individual responsibilities, performance and experience of each of our executives.

The compensation committee considered the following factors in making adjustments to the base salaries of individual executive officers in 2016:

■	the competitiveness of the compensation of each executive officer compared to executive officers of our 2016 peer group in comparable positions,

■	the desire to compensate executives in comparable positions in a similar manner,

■	a subjective assessment of each executive’s performance during 2015, including his or her performance in the areas of our business over which he or she had individual responsibility, and

■	a review of the company’s financial performance and management’s accomplishments during 2015.

After consideration of the factors described above, the compensation committee increased the base salary of Mr. Sprowls, Ms. Tang, Ms. Kruger, Mr. Cotton, and Mr. Scanlon by 5.1%, 4.1%, 4.0%, 20.0%, and 4.0%, respectively, in January 2016. At the time of Mr. Cotton’s promotion to the position of Senior Vice President and Procurement Officer of ASUS in 2015, the compensation committee decided to increase Mr. Cotton’s base salary to market levels in two steps. The 20% increase in Mr. Cotton’s base salary in 2016 reflects the second of these two step increases.

Short-Term Cash Incentives

We adopted a short-term cash performance incentive plan to motivate executives who participate in the plan to maximize our performance from a financial, operations and customer service perspective. We believe that the performance incentives set forth in our annual short-term cash incentive programs will encourage achievement of our objectives. Our customers and shareholders benefit if we achieve our customer service objectives. Our customers and shareholders also benefit if we are able to attract capital at a lower cost as a result of improved financial performance.

In March 2016, the compensation committee approved an increase from 2015 in the target cash incentive percentage under this plan by 10% for Mr. Sprowls and by 15% for Mr. Cotton. The compensation committee set the target aggregate cash incentive for each of the other executive officers under this program at the same percentage of base salary as in 2015. The approved plan established the maximum amount of cash incentives payable for the year, which gave each named executive officer the opportunity to earn above target cash incentive levels (up to 145.0% of target for Mr. Sprowls and Ms. Tang, 140.0% of target for Ms. Kruger and Mr. Scanlon and 170.0% of target for Mr. Cotton.) The table below outlines the range of cash incentives each executive officer can earn under the plan.

Name	Threshold Cash Incentive as % of Base Salary	Target Cash Incentive as % of Base Salary	Maximum Cash Incentive as % of Base Salary
Robert J. Sprowls	42.0%	70.0%	101.5%
Eva G. Tang	18.3%	30.5%	44.2%
Denise L. Kruger	18.3%	30.5%	42.7%
Jim C. Cotton	25.0%	50.0%	85.0%
Patrick R. Scanlon	15.0%	25.0%	35.0%

■	80% of each executive’s target incentive was based on achieving objective performance criteria in 2016, and

■	20% of each executive’s target incentive was based on the subjective assessment by the compensation committee of the executive officer’s performance in 2016 following the end of the year.

Under this program, the compensation committee approves specific performance metrics for each executive officer for the objective cash incentive depending on his or her responsibilities within the company, established minimums, targets, and maximums for each objective, and weights each executive’s goals so that target achievement of all performance metrics will result in target cash incentive payout for the year for the objective portion of the award. The compensation committee may, in its discretion, reduce an award below the level earned for each of the criteria or upon the failure to satisfy other objective criteria, but, may not in any event, increase the amount of the bonus above the level specified for that criteria. The maximum amount that may be payable to any executive under this program in any year starting January 1, 2016 is $1,250,000 to allow for the tax deductibility of compensation based on objective performance metrics under Section 162(m) of the Internal Revenue Code.

The performance goals for 2016 are set forth in the table below along with the level of achievement in 2016.

PERFORMANCE GOALS

Performance Measure	Performance Targets			Actual Performance
	Threshold	Target	Maximum
Adjusted EPS – AWR Consolidated(1)	76% of Budget	100% of Budget	124% of Budget	104% of Budget; $1.62
Adjusted EPS – RU(2)	75% of Budget	100% of Budget	125% of Budget	102% of Budget; $1.27
Adjusted EPS – ASUS(3)	80% of Budget	100% of Budget	130% of Budget	110% of Budget; $0.33
Customer Complaints - RU(4)	≤ 0.25%	≤ 0.215%	≤ 0.18%	0.156% Met Maximum
Customer Complaint Standards – RU(5)	Rate of Complaints to the CAB ≤ 0.04%	Rate of Complaints to the CAB ≤ 0.0275%	Rate of Complaints to the CAB ≤ 0.02%	0.0186% Met Maximum
Capital Expenditures – RU(6)	> $67.5 million	> $85 million	> $95.6 million	$120.7 million Met Maximum
Supplier Diversity – RU(7)	> 18.0%	> 21.5%	> 25.0%	27.4% Met Maximum
Safety-Recordable Work Incidents – RU(8)	23	17	13	23 Met Threshold
SOX Deficiencies – RU(9)	No MW, No SD and No more than 5 CDs	No MW, No SD and No more than 3 CDs	No MW, No SD and No more than 1 CD	No MW, No SD and No CD Met Maximum
SOX Deficiencies – ASUS(10)	No MW, No SD and No more than 2 CDs	No MW, No SD and No more than 1 CD	No MW, No SD and No CD	No MW, No SD and No CD Met Maximum
Economic Value of Redeterminations – ASUS(11)	> $660,200	> $878,237	> $1,045,321	$346,800 Did Not Meet
Construction Revenues – ASUS(12)	90% of Budget	100% of Budget	110% of Budget	101% of Budget
Satisfaction of Customers – Small Business Utilization (SBU) – ASUS(13)	> 75.0%	> 78.0%	> 80.0% and 2% in Hub zone	90.8% and 4.9% in Hub zone Met Maximum
G&A Rate – ASUS(14)	1 Contract	2 Contracts	3 Contracts	Did Not Meet
Field Office Overhead Rate – ASUS(15)	1 Contract	3 Contracts	5 Contracts	Did Not Meet
Direct Construction Margin – ASUS(16)	> Budget less 100 basis points	At Budget	> Budget plus 100 basis points	188 basis points over budget Met Maximum

(1)       “Adjusted EPS - AWR Consolidated” means the company’s earnings per share in 2016 adjusted to remove 1) any write-offs associated with the CPUC’s 2014 procurement audit of GSWC arising out of the settlement of claims approved by the CPUC in December 2011 related to the capital projects contracting matter and 2) any transaction fees and/or gain or loss on sale recognized in the financial statements in 2016 associated with a sale of any of the company’s business units or the acquisition of any new businesses.

(2)       “Adjusted EPS - RU” means the sum of the earnings per share of GSWC for 2016 adjusted to remove 1) any write-offs associated with the CPUC’s 2014 procurement audit of GSWC arising out of the settlement of claims approved by the CPUC in December 2011 related to the capital projects contracting matter and 2) any transaction fees and/or gain or loss on sale recognized in the financial statements in 2016 associated with a sale of any of the company’s business units or the acquisition of any new businesses.

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(3)       “Adjusted EPS - ASUS” means the earnings per share of ASUS for 2016 adjusted to remove the general office allocation to ASUS related to any transaction fees and/or gain or loss on sale recognized in the financial statements in 2016 associated with a sale of any of the company’s business units or the acquisition of any new businesses.

(4)       “Customer Complaints - RU” means the number of water quality, pressure, service and leak complaints received from customers by the water segment of GSWC divided by the average number of water customers served by GSWC during 2016.

(5)        “Customer Complaint Standards - RU” means the number of complaints on all matters for GSWC received by the Consumer Affairs Branch of the CPUC in 2016 divided by the average number of customers served by GSWC during 2016.

(6)       “Capital Expenditures – RU” means the dollar amount of capital expenditures for 2016 for the Regulated Utilities.

(7)        “Supplier Diversity - RU” means the percentage reported by GSWC to the CPUC annually by March 1 in its General Order 156 Compliance Filing. The percentage is calculated by taking GSWC’s total procurement dollars for the reporting period with CPUC qualified women-owned, minority-owned and disabled veteran-owned business enterprises divided by GSWC’s total procurement dollars (net of exclusions allowed under the General Order 156 Compliance Filing for the reporting period, such as payments for purchased water, purchased power, pump taxes, income taxes, franchise fees, and postage.)

(8)        “Safety-Recordable Work Incidents - RU” means the number of work-related injuries and illnesses as reported on the OSHA Form 300 for GSWC.

(9)       “SOX Deficiencies - RU” means the number of “control deficiencies” (each referred to as a “CD”), “significant deficiencies” (each referred to as an “SD”) and “material weaknesses” (each referred to as an “MW”) reported for GSWC in the independent auditor’s report for 2016 pursuant to Section 404 of the Sarbanes-Oxley Act.

(10)       “SOX Deficiencies - ASUS” means the number of CDs, SDs and MWs reported for ASUS in the independent auditor’s report for 2016 pursuant to Section 404 of the Sarbanes-Oxley Act.

(11)       “Economic Value of Redeterminations – ASUS” means the increase in the monthly combined amount of operations and maintenance and renewal and replacement billings at December 31, 2016 completed as a result of redeterminations for the military bases served by subsidiaries of ASUS at December 31, 2015, which were projected to be completed during 2016.

(12)       “Construction Revenues – ASUS” means the total revenues from the construction segment of ASUS during 2016 for the military bases served by subsidiaries of ASUS on December 31, 2015.

(13)       “Satisfaction of Customers – Small Business Utilization (SBU) – ASUS” means the percentage of total contract awards during 2016 by subsidiaries of ASUS with qualified small business vendors for the purpose of meeting the requirements of the U.S. government’s small business utilization program divided by the total expenditures incurred with all vendors. Qualified vendors are 1) Service Disabled Veteran-owned, Small Business, 2) Veteran-owned Small Business, 3) Historically Underutilized Business Zones, 4) Women-owned Small Business, 5) Small Disadvantaged Business and 6) Small Business.

(14)       “G&A Rate – ASUS” means the number of 50-year contracts for subsidiaries of ASUS as of December 31, 2015 that have adopted during the performance period the general and administrative rate at December 31, 2015 negotiated with the Defense Logistics Agency – Energy (DLA) for New Capital Upgrade Projects.

(15)       “Field Office Overhead Rate – ASUS” means the negotiated rate for field offices for each of the subsidiaries of ASUS, other than Fort Bliss Water Services Company, as of December 31, 2015, for renewal and replacement projects.

(16)       “Direct Construction Margin – ASUS” means a percentage determined by dividing total construction revenue less ASUS construction costs (reported as expenses in the Company’s Form 10-K for 2016 filed with the Securities and Exchange Commission) by total construction revenues.

Based on the performance measures and weighting of those performance measures determined by the compensation committee in the first quarter, the objective bonus pay-out under short-term cash incentive awards made to Mr. Sprowls and Ms. Tang in 2016 was 121.3% of the target aggregate objective award. The objective bonus pay-out under short-term cash incentive awards made to Ms. Kruger and Mr. Scanlon in 2016 was 113.8% of the target aggregate objective award. The objective bonus pay-out under short-term cash incentive awards made to Mr. Cotton in 2016 was 100.8% of the target aggregate objective award. In each case, the objective bonus pay-out was less than the maximum objective bonus payable under each executive’s award agreement.

The compensation committee recognizes that these objective measures do not encompass all of the objectives of the company in a given year, and may not fully reflect the company’s performance depending on outside factors such as weather, water quality and water supply. As a result, the pay-out structure includes a limited discretionary bonus component based on a subjective assessment of the performance of each executive officer by the compensation committee after the end of the year, taking into account the assessment of each executive officer by the independent directors after considering the

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chief executive officer’s assessment of the performance of each of the other executive officers during the year.

The discretionary bonus pay-out under short-term cash incentive awards made to Mr. Sprowls in 2016 was 128.0% of the target aggregate discretionary award. The discretionary bonus pay-out under short-term cash incentive awards made to Ms. Tang and Ms. Kruger in 2016 was 140.0% of the target aggregate discretionary award. The discretionary bonus pay-out under short-term cash incentive awards made to Mr. Cotton in 2016 was 150.0% of the target aggregate discretionary award. The discretionary bonus pay-out under short-term cash incentive awards made to Mr. Scanlon in 2016 was 110.0% of the target aggregate discretionary award.

You can find additional information on the short-term cash incentive plan and the amounts paid to the named executive officers in 2016 under the heading “How were certain of our executive officers compensated in 2016? Non-Equity Incentive Compensation.”

Equity Awards

In order to promote internal pay equity, it is the practice of the compensation committee generally to grant the same amount of equity awards to each senior vice president and the same amount of equity awards to each vice president. The chief executive officer generally receives a higher equity award than the amounts granted to other officers.

The compensation committee considered the following factors in determining the amount and type of equity awards to be made to the chief executive officer, senior vice presidents and vice presidents in 2016:

■	the past practices of the committee in awarding equity, and

■	the market survey prepared by Pearl Meyer which indicated that the company’s long-term incentives for its named executive officers were below average compared to that of our 2016 peer group and consisted of a mixture of time vested equity awards and performance stock awards.

The policy of the compensation committee is to grant all equity awards to executive officers through a combination of time vested restricted stock units and performance stock awards in the form of restricted stock units, rather than in all time vested restricted stock units, in order to base a higher portion of compensation on achieving objective performance goals established by the compensation committee. The compensation committee also approved long-term equity grants of approximately equal value to the prior year for each of the named executive officers. Information regarding the objective performance goals can be found under the heading “How were certain of our executive officers compensated in 2016 - “Equity Compensation” and “Grants of Plan-Based Awards in 2016.”

Approximately 50% of the value of equity awards to Ms. Tang, Ms. Kruger and Mr. Scanlon are subject to the satisfaction of performance conditions. Approximately 65% of the value of the equity award to Mr. Cotton is subject to the satisfaction of performance conditions. The compensation committee also concluded that more of Mr. Sprowls’ equity awards should be based upon the satisfaction of performance conditions than was the case with the other executive officers, with 75% of the value of his awards subject to performance conditions. The compensation committee determined the amount of these equity awards on the basis of the average closing price of the company’s common shares for the thirty days ending on the date preceding the date that the compensation committee resolutions were presented for approval by the committee.

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Each equity award granted in 2016 vests over a three-year period, provided that, with respect to performance stock awards the performance criteria have been satisfied at the end of the three-year performance period. The compensation committee believes that granting equity awards with three-year vesting periods creates a substantial retention incentive and also encourages the named executive officers to focus on the company’s long-term business objectives and stock performance.

Each time vested restricted stock unit and performance stock award was granted with dividend equivalent rights only to the extent the employee vests in the underlying restricted stock unit or performance stock award. The compensation committee believes that granting stock units with dividend equivalent rights helps align the interests of the named executive officers with the interests of the shareholders of a utility holding company who, in many cases, purchase and retain the stock of the holding company based on the dividends that the holding company consistently pays. Dividends have also historically been an important component of our total shareholder return.

If the executive’s employment is terminated as a result of a change in control event (other than for cause, death or disability) or the executive terminates his or her employment for good reason, in each case, within two years following the change in control, each restricted stock unit and performance stock award will vest upon termination of employment free of restrictions. The compensation committee believes that the vesting of equity awards permits executives whose employment will be terminated as a result of the change in control to share in the value that they created for shareholders at the same time that the shareholders recognize that value upon a change in control if the executive’s employment is terminated as a result of the change in control (other than for cause, death or disability) or the executive terminates his or her employment for good reason, in each case, within two years after the change in control. The performance period under the performance stock awards will also end and the performance criteria will be adjusted to account for the shortened performance period as provided in the performance stock award agreements.

For our performance stock awards issued in 2014 for the period 2014 to 2016, the performance criteria applicable to the named executive officers in 2014 who were granted performance stock awards included total shareholder return relative to a defined peer group, GSWC’s water segment operating expense level and ASUS cumulative net earnings criteria. The compensation committee defined for each named executive officer the proportion of performance stock awards allocated to each performance criteria based on their role within the company. In March 2017, the compensation committee certified the company’s performance against the performance conditions for the 2014 performance stock award.

The table below sets forth the number of restricted stock units earned by each executive officer, other than Mr. Cotton, based upon satisfaction of the performance criteria set forth in each named executive officer’s 2014 performance award agreement. Mr. Cotton was not a named executive officer of the company in 2014.

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2014 PERFORMANCE AWARDS EARNED

Executive	Mix of Performance Criteria for Performance Award				Percent of Shares Earned Relative to Target Shares
	Total Shareholder Return (1)	GSWC Operating Expense Controls (2)	ASUS Cumulative Net Earnings (3)	Total	Total Shareholder Return (1)	GSWC Operating Expense Controls (2)	ASUS Cumulative Net Earnings (3)	Total	Number of Shares Earned
Robert J. Sprowls	25.0%	50.0%	25.0%	100.0%	18.8%	75.0%	25.0%	118.8%	19,011
Eva G. Tang	25.0%	50.0%	25.0%	100.0%	18.8%	75.0%	25.0%	118.8%	2,323
Denise L. Kruger	25.0%	75.0%	0.0%	100.0%	18.8%	112.5%	0.0%	131.3%	2,567
Patrick R. Scanlon	25.0%	75.0%	0.0%	100.0%	18.8%	112.5%	0.0%	131.3%	2,008

(1)       The company’s total shareholder return in 2016 exceeded three members of its peer group resulting in a payout percentage of 75% of target. The total shareholder return criteria refer to total shareholder return during the performance period, including the reinvestment of dividends.

(2)       GSWC’s water segment operating expense level was $259.9 million resulting in a payout percentage of 150% of target. The aggregate operating expense level criteria refers to the cumulative operating expenses of GSWC’s water segment as reported in the Form 10-Ks filed with the Securities and Exchange Commission for the period beginning January 1, 2014 and ending on the last day of the performance period, as adjusted to remove (i) water supply, depreciation and amortization and maintenance expenses as reported in the Form 10-Ks, (ii) public relations, legal and other professional services expenses of GSWC during the performance period applicable to defending GSWC from condemnation considerations and actions applicable to GSWC, (iii) any costs of defense, costs of settlement and judgments incurred in connection with claims arising from water quality incidences accruing during the performance period which are incurred in connection with claims determined by the compensation committee to be extraordinary events, (iv) write-offs associated with decisions or actions of the CPUC applicable to the financial statements in the performance period for the water segment, and (v) gross-up of certain surcharges authorized by the CPUC to recover previously incurred costs recorded pursuant to generally accepted accounting principles.

(3)       ASUS cumulative net earnings were $36.3 million resulting in a payout percentage of 100% of target. The ASUS cumulative net earnings criteria refer to the cumulative net income of ASUS and its subsidiaries during the performance period.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, we may generally only deduct up to $1,000,000 of the compensation paid to a named executive officer, unless the compensation is performance-based and has been paid pursuant to a plan approved by shareholders. The performance incentive plan was approved by shareholders at our annual meeting in 2010 (with changes to the performance criteria approved by our shareholders in 2015) and the addition of performance stock awards to our 2008 plan was approved by shareholders at our annual meeting in 2012. The 2016 plan which was approved by our shareholders in 2016 also provides for the grant of performance stock awards.

We generally intend the objective bonuses paid to our executive officers under the short-term cash incentive plan and the performance stock awards to qualify as performance-based within the meaning of Section 162(m). The portion of objective bonuses paid to each of the executive officers that were based on the satisfaction of other objective criteria do not qualify as performance-based compensation within the meaning of Section 162(m). We do not believe that any of the objective bonuses awarded to our executive officers in 2016 contained any objective criteria that did not qualify as performance-based within the meaning of Section 162(m). From time to time, the compensation committee may approve compensation of an executive officer that is not deductible under Section 162(m).

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Retirement Benefits

We provide retirement benefits that we believe are comparable to the benefits provided by other members of our peer group in order to attract, retain and motivate talented and experienced executives. Our retirement benefit programs are also intended to provide fair, equitable and reasonable compensation to our executive officers and to assist in the retention of our executive officers. The change in the pension value of each executive officer may, however, differ markedly from that of members of our peer group due to differences in the age and time of service of the executive officers of the company compared to that of executives in comparable positions in members of our peer group. Changes in pension value also differ by executive due to differences in cash compensation, the age of the executive and the number of years of service with the company.

Total compensation of our named executive officers was impacted by changes in pension values under our pension plan and supplemental retirement plan. Mr. Sprowls’ total compensation, including the change in pension values, increased by $630,375 in 2016 including an increase of $487,499 in the change in pension values compared to last year even though we made no changes in the terms of our pension plan or supplemental retirement plan. Excluding the change in pension value, Mr. Sprowls’ total compensation in 2016 increased by $142,876 due primarily to an increase in his “at-risk” related compensation (stock awards and objective short-term cash incentives).

The change in the pension values is affected by changes in the discount rate and other key actuarial inputs such as mortality assumptions. The discount rates used to value pension benefits in 2016 decreased by 21 basis points for the qualified pension plan and 27 basis points for the supplemental retirement plan as compared to the prior year. In contrast, the discount rates used to value pension benefits in 2015 increased by 40 basis points for the qualified pension plan and 46 basis points for the supplemental retirement plan as compared to 2014. These changes in the discount rate also impacted the total compensation of our other named executive officers in 2016 and 2015.

We have no non-qualified deferred compensation arrangements.

Severance Arrangements

We do not have any employment agreements with any of our executive officers. We do, however, have change in control agreements with each of our executive officers which provide for certain benefits in the event of a change in control if either the executive officer’s employment is terminated (other than for cause, death or disability) or the executive terminates employment for good reason, in each case within two years following the change in control event.

The compensation committee believes that the change in control agreements provide management with benefits comparable to those provided by other members of our peer group and other public utilities in California with whom we compete. The compensation committee also believes that the change in control agreements provide appropriate incentives to management to remain with the company in the event of a potential change in control.

Welfare and Other Benefits and Perquisites

We provide welfare and other benefits that we believe are comparable to the benefits provided by other members of our peer group and other perquisites that we believe are reasonable to attract, retain and motivate talented and experienced executives. Except as described under the heading “How were certain officers compensated in 2016?” and in this section, we provide the same benefits to executive officers as we provide to other employees of the company.

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Stock Ownership Guidelines

We have requested each of our executive officers to own common shares, restricted stock units, and other equity equivalents, including common shares held in our 401(k) plan, equal in value to:

■	3.0 times his salary for Mr. Sprowls, as the chief executive officer,

■	1.5 times his or her salary for Ms. Tang, Ms. Kruger and Mr. Cotton who are senior vice presidents, and

■	One time his annual salary for Mr. Scanlon, who is a vice president, and each of our other vice presidents.

We do not consider unexercised stock options to be equity equivalents of our common shares for this purpose. We consider these guidelines to have been satisfied once the minimum ownership requirements are met regardless of subsequent changes in the market value of our common shares. Mr. Sprowls, Ms. Tang, Ms. Kruger and Mr. Scanlon currently satisfy these guidelines. We expect Mr. Cotton to satisfy these guidelines by December 2019.

The nominating and governance committee may suspend or adjust these guidelines if they determine that the required holding of any executive officer is unduly burdensome by reason of personal circumstances affecting an executive officer or is the result of recent significant changes in the compensation of the executive officer. We have exempted Ms. Farrow, a vice president of the company, from compliance with these stock ownership guidelines since she is prohibited by the auditor independence rules of PricewaterhouseCoopers LLP, our independent public accounting firm, from owning any of our common shares. Ms. Farrow’s husband is an employee of PricewaterhouseCoopers, but is not involved in any manner in auditing our financial statements or otherwise providing any services to us.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. On the basis of this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Form 10-K for the year ended December 31, 2016 by incorporation by reference to this proxy statement.

This report is submitted by:

James L. Anderson, Chair

Diana M. Bontá, Member

Anne M. Holloway, Member

James F. McNulty, Member

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How were certain of our executive officers compensated in 2016?

We compensated each of our most highly compensated executive officers in 2016 as more particularly described below. Unless otherwise specified, the principal position of the executive officer is with American States Water Company. We also reimbursed each of these executive officers for expenses incurred in the performance of his or her duties as an executive officer.

SUMMARY COMPENSATION TABLE(1)

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Non- Equity Incentive Plan Compen- sation ($)(5)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)	Total Excluding Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings ($)
Robert J. Sprowls President and Chief Executive Officer	2016 2015 2014	$713,788 679,077 649,462	$128,128 122,400 110,000	$789,072 773,187 618,365	$485,485 400,000 312,390	$1,002,422 514,923 995,927	$15,617 14,550 14,722	$3,134,512 2,504,137 2,700,866	$2,132,090 1,989,214 1,704,939
Eva G. Tang Senior Vice President-Finance, Chief Financial Officer, Corporate Secretary and Treasurer	2016 2015 2014	399,853 384,145 369,408	34,194 30,499 29,510	118,402 154,670 113,359	118,458 120,822 84,420	622,913 307,245 733,324	18,876 16,586 16,702	1,312,696 1,013,967 1,346,723	689,783 706,722 613,399
Denise L. Kruger Senior Vice President, Regulated Utilities of Golden State Water Company	2016 2015 2014	408,153 392,491 379,215	34,903 33,554 30,292	118,402 121,509 133,957	113,435 113,124 74,432	513,411 108,635 709,424	19,804 19,963 18,578	1,208,108 789,276 1,345,898	694,697 680,641 636,474
James C. Cotton III Senior Vice President and Procurement Officer of American States Utility Services, Inc. and its subsidiaries (8)	2016 2015	310,200 260,000	46,800 20,930	138,108 132,562	125,736 100,100	139,037 49,220	15,877 14,683	775,758 577,495	636,721 528,275
Patrick R. Scanlon Vice President of Water Operations of Golden State Water Company	2016 2015 2014	313,181 301,143 289,638	17,248 18,090 16,669	84,864 94,972 106,667	71,344 71,154 45,874	449,882 140,763 586,180	14,589 14,561 17,421	951,108 640,683 1,062,449	501,226 499,920 476,269

(1)       We did not grant any stock option awards during the past three years.

(2)       This column sets forth the amount paid to each named executive officer during the calendar year based on 26 pay periods.

(3)       This column sets forth the amounts paid to a named executive officer as a discretionary bonus for 2014, 2015 and 2016 under the short-term cash incentive plan.

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(4)       This column sets forth the aggregate grant date fair value of the stock awards on the date of grant computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used in the calculation of the value of these awards in Note 12 to our financial statements for the year ended December 31, 2016. Stock awards consist of time vested restricted stock units and performance stock awards in the form of restricted stock units. For the performance stock awards granted in 2016 subject to performance conditions that have not been satisfied, we assumed that each executive officer would earn performance stock awards at the target level with a value of $591,804, $59,201, $59,201, $89,760 and $42,432 for Mr. Sprowls, Ms. Tang, Ms. Kruger, Mr. Cotton and Mr. Scanlon, respectively. If each executive officer was instead to earn performance stock awards for awards granted in 2016 at the maximum level, the grant date fair value of stock awards granted to Mr. Sprowls, Ms. Tang, Ms. Kruger, Mr. Cotton and Mr. Scanlon in 2016 would be $1,035,647, $103,612, $96,206, $204,204 and $68,952, respectively.

(5)       Each named executive officer received non-equity incentive compensation based upon a percentage of base salary and satisfaction of performance criteria under the short-term cash incentive programs approved by the compensation committee.

(6)       This column sets forth the sum of the change in the value of the pension plan and the supplemental retirement plan for each of the named executive officers. The change in the pension value under the Golden State Water Company Pension Plan, or pension plan, for 2016, was $97,224, $157,354, $143,269, $57,937 and $217,401 for each of Mr. Sprowls, Ms. Tang, Ms. Kruger, Mr. Cotton and Mr. Scanlon, respectively. The change in the pension value under the supplemental retirement plan for 2016 was $905,198, $465,559, $370,142, $81,100 and $232,481 for each of Mr. Sprowls, Ms. Tang, Ms. Kruger, Mr. Cotton and Mr. Scanlon, respectively. We provide additional information regarding the assumptions used to calculate the change in pension value in Note 11 to our audited financial statements in our Form 10-K for the year ended December 31, 2016. We do not have any non-qualified deferred compensation plans.

(7)       We provide information on the amount and types of benefits included under the heading “All Other Compensation” in the table below.

(8)        This executive officer was not a named executive officer in 2014.

The following table provides information regarding the amount and types of benefits included under the heading “All Other Compensation” in the previous table.

ALL OTHER COMPENSATION

Name	Year	Employer 401(k) Matching Contribution ($)	Insurance ($)(1)	Personal Use of Company Car ($)(2)	Other Compen- sation ($)(3)	Total All Other Compensation ($)
Robert J. Sprowls	2016 2015 2014	$11,925 11,925 11,700	$293 293 323	$1,844 2,154 2,021	$1,555 178 678	$15,617 14,550 14,722
Eva G. Tang	2016 2015 2014	11,925 11,925 11,700	293 293 323	4,398 4,190 4,501	2,260 178 178	18,876 16,586 16,702
Denise L. Kruger	2016 2015 2014	11,925 11,925 11,700	293 293 323	6,146 7,441 6,377	1,440 304 178	19,804 19,963 18,578
James C. Cotton (4)	2016 2015	11,925 11,718	293 293	2,237 2,494	1,422 178	15,877 14,683
Patrick R. Scanlon	2016 2015 2014	11,925 11,925 11,700	293 293 323	2,193 2,165 3,470	178 178 1,928	14,589 14,561 17,421

(1)       We provide group term life insurance to each of our employees and their families. In the event of the death of an employee or a family member, his or her beneficiary is entitled to receive up to $50,000 under the group life insurance policy. We also provide each employee with $50,000 of accidental death and dismemberment insurance which pays additional benefits if an employee suffers a covered accidental loss resulting in death, dismemberment or paralysis. The cost of $156 was equally allocated to each of our employees, including the executive officers. In addition, we provide our board members and executive officers a blanket accident insurance policy. The policy is intended to provide coverage for traveling on company business or on assignment for the benefit of our company. We allocated one–third of the premium of $7,786 (three-year premium) for coverage

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under the blanket accident insurance policy equally to our board members and executive officers. The cost was $137 per person in 2016 and in 2015 and $130 in 2014.

(2)       The value is based on an estimate of the aggregate incremental costs incurred by us for the personal use of company-provided automobiles by each of our named executive officers.

(3)       We paid a holiday bonus of $178 in December to each of our active employees, including our named executive officers. We covered travel and meal costs of $126 for Ms. Kruger’s spouse when attending a regular board meeting in 2015. In 2016, we paid Ms. Tang $1,000 on her twentieth anniversary with us pursuant to our anniversary grant program for all employees. In 2014, we paid Mr. Sprowls $500 on his tenth anniversary and Mr. Scanlon $1,750 on his thirty-fifth anniversary with us pursuant to our anniversary grant program for all employees. We also reimburse our CEO and senior vice presidents for the costs of participating in a physical examination. Mr. Sprowls, Ms. Tang, Ms. Kruger and Mr. Cotton received reimbursement of $1,377, $1,082, $1,262 and $1,244, respectively, for their physical examinations in 2016.

(4)       This executive officer was not a named executive officer in 2014.

Equity Compensation

During each of the last three years, we granted time vested restricted stock units to each of our executive officers. Each of these time vested restricted stock units are payable at the rate of 33% one year after the grant date, 33% two years after the grant date and 34% three years after the grant date. However, if the executive’s employment terminates as a result of death or disability, all of his or her restricted stock units vest on the termination date and the common shares will be delivered to the executive or his or her personal representative or beneficiary within 60 days following termination of employment. If an executive’s restricted stock units vest as a result of termination of employment (other than for cause, death or disability), or the executive terminates his or her employment for good reason, in each case, within two years following a change in control or the executive is at least 55 and the executive’s age and years of employment is equal to or greater than 75, the executive’s common shares will be delivered in accordance with the installment vesting schedule in the stock award agreement or, if earlier, within 60 days following termination of employment, subject to any required delay for specified employees under Section 409A of the Internal Revenue Code.

All of the restricted stock unit awards granted to Ms. Tang and Mr. Scanlon are vested pursuant to the Rule of 75. Ms. Tang and Mr. Scanlon may not, however, receive any common shares in exchange for these restricted stock units prior to the date that the restricted stock unit vests absent retirement, death, disability or a termination of employment following a change in control.

We awarded each of our executive officer’s performance stock awards in the form of restricted stock units that vest at the rate of 33% one year after the grant date, 33% two years after the grant date and 34% three years after the grant date, subject to the satisfaction of the performance conditions set forth in the award agreement. All of the performance stock awards granted to Ms. Tang and Mr. Scanlon are vested pursuant to the Rule of 75, subject to the satisfaction of the performance conditions set forth in the award agreement.

We also awarded each of our executive officers restricted stock units in an amount equal to the quarterly cash dividends payable on our common shares times the number of restricted stock units or performance awards granted to the executive officer, but not yet payable pursuant to the terms of his or her restricted stock unit or performance stock award agreement divided by the closing price of our common shares on the dividend payment date as provided in the 2008 plan and 2016 plans, as applicable. We refer to these types of awards as dividend equivalent rights. Restricted stock units awarded pursuant to dividend equivalent rights vest and are payable on the same basis as the underlying restricted stock units on which these restricted stock units were earned.

For our performance stock awards issued in 2014 for the period 2014 to 2016, the performance criteria applicable to the named executive officers in 2014 who were granted performance stock awards

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included total shareholder return relative to a defined peer group, GSWC’s water segment operating expense level, and ASUS cumulative net earnings criteria. The compensation committee defined for each named executive officer the proportion of performance stock awards allocated to each performance criteria based on their role within the company. In March 2017, the compensation committee certified the company’s performance against the performance conditions for the 2014 performance stock award. You may find information regarding the number of restricted stock units earned by each named executive officer based upon satisfaction of the performance criteria set forth in each named executive officer’s 2014 performance award agreement under the heading “Compensation, Discussion and Analysis-Equity Awards.”

You may find information regarding the performance conditions applicable to the awards granted in 2016 following the “Grants of Plan-Based Awards” table. You may also find information regarding the performance goals for each of these performance criteria for performance stock awards granted in 2016 under the heading “What plan-based awards did we make to these executive officers in 2016?”

Non-Equity Incentive Compensation

During the past three years, each of our executive officers received short-term cash incentive awards based upon achieving objective financial, operations and customer service performance goals set at target, threshold and maximum levels under our short-term cash incentive program. The objective bonus of each executive officer is determined on the basis of pay-out percentages established by the compensation committee in March of each year for each performance measure. The performance measures and payout percentages vary depending upon whether the executive is an administrative officer of GSWC, an operations officer of GSWC or an officer of ASUS. Mr. Sprowls and Ms. Tang are administrative officers of GSWC. Ms. Kruger and Mr. Scanlon are operations officers of GSWC. Mr. Cotton is an officer of ASUS.

In addition, each executive officer is granted a discretionary bonus based upon a subjective assessment of the individual performance of each executive officer by the compensation committee. Eighty percent of the target aggregate bonus is based upon satisfaction of the performance goals described under the heading “Compensation Discussion and Analysis-Short-Term Cash Incentives” and 20% of the target aggregate bonus is based upon the subjective assessment of individual performance by the compensation committee. The amount of the bonus for 2016 based upon the objective performance criteria is set forth in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. The amount of the discretionary bonus for 2016 is disclosed in the Bonus column in the Summary Compensation Table.

The compensation committee determined the target aggregate bonus for each executive officer as a percentage of the base salary of each executive officer and made changes in 2016 based on an assessment of each officer’s compensation relative to market. Target bonuses for each officer, other than other officers promoted to an officer position during the year, were:

■	70.0% in 2016 and 60.0% in 2015 for the president and chief executive officer,

■	30.5% in 2016 and 2015 for the senior vice presidents and the GSWC senior vice presidents,

■	50.0% in 2016 and 35.0% in 2015 for the ASUS senior vice president, and

■	25.0% in 2016 and 2015 for all other executives.

The pay-out percentages for the satisfaction of the performance criteria are set forth below. The sum of the actual payout percentages differs from the objective bonus total due to rounding.

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PAY-OUT PERCENTAGES FOR GSWC ADMINISTRATIVE AND GENERAL OFFICERS

Performance Measure	Target Payout Percentage			Payout Percentage
	Threshold	Target	Maximum	Actual
Adjusted EPS – AWR Consolidated(1)	15.0%	20.0%	25.0%	20.8%
Adjusted EPS – RU(2)	16.5%	20.0%	23.5%	20.3%
Adjusted EPS – ASUS	5.0%	10.0%	18.5%	12.8%
Customer Complaints – RU	1.5%	5.0%	7.0%	7.0%
Customer Complaint Standards – RU	1.5%	5.0%	7.0%	7.0%
Capital Expenditures – RU	4.0%	10.0%	15.0%	15.0%
SOX Deficiencies – RU	2.0%	5.0%	7.0%	7.0%
SOX Deficiencies – ASUS	2.0%	5.0%	7.0%	7.0%
Objective Bonus Total	47.5%	80.0%	110.0%	97.0%

(1)          For the Adjusted EPS – AWR Consolidated performance measure, the payout may be reduced, at the sole discretion of the compensation committee, based upon adverse information concerning the actions of an officer obtained by the company in the procurement audit being conducted by the CPUC.

(2)          For the Adjusted EPS – Regulated Utilities (RU) performance measure, the payout may be reduced, at the sole discretion of the compensation committee, based upon adverse information concerning the actions of an officer obtained by the company in the procurement audit being conducted by the CPUC.

PAY-OUT PERCENTAGES FOR GSWC OPERATIONS OFFICERS

Performance Measure	Target Payout Percentage			Pay-Out Percentage
	Threshold	Target	Maximum	Actual
Adjusted EPS – RU(1)	30.0%	40.0%	50.0%	41.0%
Customer Complaints – RU	2.0%	5.0%	7.0%	7.0%
Customer Complaint Standards – RU	2.0%	5.0%	7.0%	7.0%
Capital Expenditures – RU	7.5%	15.0%	20.0%	20.0%
Supplier Diversity – RU	2.0%	5.0%	7.0%	7.0%
OSHA Recordable Work Incidents – RU	2.0%	5.0%	7.0%	2.0%
SOX Deficiencies – RU	2.0%	5.0%	7.0%	7.0%
Objective Bonus Total	47.5%	80.0%	105.0%	91.0%

(1)          For the Adjusted EPS – Regulated Utilities (RU) performance measure, the payout may be reduced, at the sole discretion of the compensation committee, based upon adverse information concerning the actions of an officer obtained by the company in the procurement audit being conducted by the CPUC.

PAY-OUT PERCENTAGES FOR ASUS OPERATIONS OFFICERS

Performance Measure	Target Payout Percentage			Pay-Out Percentage
	Threshold	Target	Maximum	Actual
Adjusted EPS – ASUS	17.5%	40.0%	70.0%	50.0%
SOX Deficiencies – ASUS	2.5%	5.0%	7.5%	7.5%
Economic Value of Redeterminations – ASUS	5.0%	9.0%	15.0%	0.0%
Construction Revenues – ASUS	4.5%	9.0%	15.0%	9.6%
Satisfaction of Customers (SBU) – ASUS	1.0%	2.0%	3.5%	3.5%
G&A Rate – ASUS	1.0%	5.0%	9.0%	0.0%
Field Office Overhead Rate – ASUS	1.0%	3.0%	5.0%	0.0%
Direct Construction Margin	5.0%	7.0%	10.0%	10.0%
Objective Bonus Total	37.5%	80.0%	135.0%	80.6%

The performance criteria for short-term cash incentive awards in 2015 and 2014 were based on similar types of performance criteria. The objective bonus pay-out under short-term cash incentive awards made to Mr. Sprowls and Ms. Tang in 2015 and 2014 was 103.0% and 80.1% of the target aggregate award. The objective bonus pay-out under short-term cash incentive awards made to Ms. Kruger and Mr. Scanlon in 2015 and 2014 was 94.4% and 68.8% of the target aggregate award. The objective bonus pay-out under short-term cash incentive awards made to Mr. Cotton in 2015 was 110.0% of the target aggregate award. Mr. Cotton was not a named executive officer in 2014.

You may find additional information regarding our short-term cash incentive program under the heading “Compensation, Discussion and Analysis-Short-Term Cash Incentives.”

Other Compensation

We have a 401(k) plan under which employees may invest a percentage of their pay, up to a maximum amount prescribed by law. We provide matching contributions for each of our employees who participate in the plan of 100% up to the first 3% of eligible compensation deferred and 50% of the next 3% of eligible compensation deferred. Each of our executive officers is entitled to participate in this plan on the same basis as other employees, subject to the limits imposed by the Internal Revenue Code.

We provide all active full-time employees with medical, dental and vision benefits and life insurance coverage. All employees are required to pay 15% of the company’s premiums for medical, dental and vision benefits, except for certain employees at subsidiaries of ASUS. We pay all premiums for life insurance coverage in the amount of $50,000 for all employees and their families, plus additional benefits if any employee suffers a covered accidental loss resulting in death, dismemberment or paralysis, except for certain employees at subsidiaries of ASUS. We also have employee assistance, an anniversary award for reaching certain years of service and holiday bonus programs. Each of our executive officers is entitled to these benefits on the same basis as other employees.

All active full-time employees at GSWC and ASUS and all active managers and exempt-employees at subsidiaries of ASUS, receive time off with pay for vacation, holiday and sick leave in accordance with company policy. Other employees at ASUS subsidiaries have different benefit packages. Executives receive vacation accrual on the basis of the number of their continuous months of service, with 1 to 60 months of service earning 20 days per year of vacation; 61 to 120 months of continuous service earning 25 days of vacation per year and 121 or more months of continuous service earning 26 days of vacation per year. Executives receive sick leave benefits on the same basis as all other employees. Accrued vacation days that are not used in any year are carried over to the next year, provided that, effective January 1, 2012, the number of accrued and unused vacation days for each employee is subject to a cap equal to the total number of vacation days that such employee can accrue over a two-year period. When an employee reaches the cap, vacation accruals for the employee will cease until vacation days are used. When an employee’s accrual rate increases as a result of increased service with the company, the employee’s cap will increase accordingly. All employees are entitled to a cash payment, based on their then current salary, for any accrued, but unused, vacation days upon termination of employment.

Each of our executive officers is entitled to the benefits of a travel insurance policy provided by the company and the use of a company-owned car. Upon termination of employment, each executive is entitled to purchase his or her company-owned car at the wholesale price for such car taking into account the mileage on the car.

Under the company’s relocation policy, the company will reimburse executive officers for covered relocation expenses, subject to specified limits. Under the terms of this policy, an officer is required to reimburse us for any expenses paid by us if the officer resigns or is terminated for misconduct and/or poor performance within 24 months after having commenced work at a new assigned work location. The compensation committee believes that it is appropriate for us to claw back any relocation expenses paid to an officer under these circumstances. No relocation expenses were paid to any named executive officer during the past three years.

Under the terms of a senior executive health examination program, the chief executive officer and each of our senior vice presidents and vice presidents is entitled to be reimbursed up to $2,500 for the costs of an executive physical examination at least once every two years.

Total Compensation

The proportion of salary, bonus and non-equity incentive plan compensation to total compensation set forth in the Summary Compensation Table for Mr. Sprowls, Ms. Tang, Ms. Kruger, Mr. Cotton and Mr. Scanlon was 42.3%, 42.1%, 46.1%, 62.2% and 42.2% of total compensation, respectively. The proportion of equity compensation to total compensation set forth in the Summary Compensation Table for 2016 for Mr. Sprowls, Ms. Tang, Ms. Kruger, Mr. Scanlon and Mr. Cotton was 25.2%, 9.0%, 9.8%, 17.8% and 8.9% of total compensation, respectively. The compensation committee has not adopted any policy regarding the allocation of total compensation among the various components of total compensation.

What plan-based awards did we make to these executive officers in 2016?

We granted restricted stock units for both time vested and performance based equity awards to each of our named executive officers in 2016 as more particularly described below. We did not grant any options to executive officers in 2016. Each of the named executive officers also received a cash award under our short-term performance incentive plan based upon the satisfaction of certain performance criteria. The amount of this award is reflected in the Summary Compensation Table under the Non-Equity Incentive Compensation column and the award is described in detail under the non-equity incentive compensation section.

GRANTS OF PLAN-BASED AWARDS IN 2016

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(5)
Name	Grant Date	Threshold (#)(2)	Target (#)(3)	Maximum (#)(4)
Robert J. Sprowls	1/25/16 1/25/16	6,346.0	14,505.0	25,383.5	4,835.0	$197,268 591,804
Eva G. Tang	1/25/16 1/25/16	634.8	1,451.0	2,539.5	1,451.0	59,201 59,201
Denise L. Kruger	1/25/16 1/25/16	634.8	1,451.0	2,358.0	1,451.0	59,201 59,201
Jim C. Cotton	1/25/16 1/25/16	962.5	2,200.0	5,005.0	1,185.0	48,348 89,760
Patrick R. Scanlon	1/25/16 1/25/16	455.0	1,040.0	1,690.0	1,040.0	42,432 42,432

(1)          These calculations assume that (i) the number of members of the company’s peer group at the end of the performance period will be eight, (ii) the compensation committee will not make any downward adjustment in the amount of the award following the end of the performance period, and (iii) the executive officer will continue to be employed by or provide service to the company throughout the performance period or will be vested pursuant to the Rule of 75.

(2)          This calculation assumes that the executive officer will achieve the minimum performance level established by the compensation committee for each performance condition set forth in the performance stock award granted to the executive officer in 2016. The performance required to achieve the total shareholder return minimum condition, the aggregate GSWC operating expense level minimum condition, the ASUS cumulative net earnings minimum condition and the ASUS new base acquisition success rate minimum condition in the performance stock awards granted in 2016 is 25%, 50%, 50% and 50% of the target performance level, respectively.

(3)       This calculation assumes that the executive officer will achieve the target performance level established by the compensation committee for each performance condition set forth in the performance stock award granted to the executive officer in 2016.

(4)       This calculation assumes that the executive officer will achieve the maximum performance level established by the compensation committee for each performance condition set forth in the performance stock award granted to the executive officer in 2016. The performance required to achieve the total shareholder return maximum condition, the aggregate GSWC’s water segment operating expense level maximum condition, the ASUS cumulative net earnings maximum condition and ASUS new base acquisition success rate maximum condition is 200%, 150%, 200% and 250% of the target performance level, respectively.

(5)       We provide information regarding the assumptions used to calculate the value of time vested restricted stock units and performance stock granted on January 25, 2016 pursuant to the 2008 plan in Note 12 to our audited financial statements in our Form 10-K for the year ended December 31, 2016.

Mr. Sprowls and Ms. Tang can earn between 0% to 175.0%, Ms. Kruger and Mr. Scanlon can earn between 0% to 162.5%, and Mr. Cotton can earn between 0% to 227.5% of the target amount set forth in the 2016 executive’s performance award depending on the company’s performance against the performance goals during the performance period, which consist of the following metrics: 25% of the performance stock awards granted are based on the company’s total shareholder return compared to the total shareholder return of the company’s defined peer group, referred to as the total shareholder return criteria and 75% of the performance stock awards will be earned based upon the satisfaction of one or more of the following performance conditions: aggregate GSWC’s water segment operating expense level criteria for GSWC operations and administrative officers, ASUS cumulative net earnings for GSWC administrative officers and ASUS officers and ASUS new base acquisition success rate for ASUS officers. The performance period commenced on January 1, 2016 and ends on December 31, 2018. The performance goals for Mr. Sprowls and Ms. Tang are based on the total shareholder return, the aggregate GSWC’s water segment operating expense level and the ASUS cumulative net earnings criteria. The performance stock awards for Ms. Kruger and Mr. Scanlon are based on the total shareholder return criteria and the aggregate GSWC’s water segment operating expense level criteria. The performance goals for Mr. Cotton are based on the total shareholder return, the ASUS cumulative net earnings and the ASUS new base acquisition success rate criteria.

We disclose in the tables set below the performance goals for each of these performance criteria for performance stock awards granted in 2016:

2016 PERFORMANCE TARGETS AND PAYOUT PERCENTAGES FOR TOTAL SHAREHOLDER RETURN(1)

Total Shareholder Return	Payout as a Percentage of Target
≥ 8 members of the Peer Group	200%
≥ 7 members of the Peer Group	175%
≥ 6 members of the Peer Group	150%
≥ 5 members of the Peer Group	125%
≥ 4 members of the Peer Group	100%
≥ 3 members of the Peer Group	75%
≥ 2 members of the Peer Group	50%
≥ 1 member of the Peer Group	25%

(1)        The total shareholder return criteria refer to total shareholder return during the performance period, including the reinvestment of dividends. The defined peer group for this purpose consists of the following water utilities: American Water Works Company, Inc., Aqua America, Inc., Artesian Resources Corporation, California Water Service Group, Connecticut Water Service, Inc., Middlesex Water Company, SJW Corp. and York Water Company. This table assumes that there will be eight members of the company’s peer group at the end of the performance period. If the stock of any member of the peer group is no longer traded or suspended from trading on the last business day of the performance period, the peer group will not include that member and the payout percentages will be adjusted as provided in the performance stock award agreements.

2016 PERFORMANCE TARGETS AND PAYOUT PERCENTAGES FOR AGGREGATE GSWC OPERATING EXPENSE LEVEL(1)

Aggregate GSWC Operating Expense Level	Payout as a Percentage of Target
≤$255.5 million	150%
>$255.5 million and ≤$261.5 million	125%
>$261.5 million and ≤$281.5 million	100%
>$281.5 million and ≤$287.5 million	50%
>$287.5 million	0%

(1)       The aggregate GSWC’s water segment operating expense level criteria refers to the cumulative operating expenses of the water segment as reported in the Form 10-Ks filed with the Securities and Exchange Commission for the period beginning January 1, 2016 and ending on the last day of the performance period, as adjusted to remove (i) water supply, depreciation and amortization and maintenance expenses as reported in the Form 10-Ks, (ii) public relations, legal and other professional services expenses of GSWC during the performance period applicable to defending GSWC from condemnation considerations and actions applicable to GSWC, (iii) any costs of defense, costs of settlement and judgments incurred in connection with claims arising from water quality incidences accruing during the performance period which are incurred in connection with claims determined by the compensation committee to be extraordinary events, (iv) write-offs associated with decisions or actions of the CPUC applicable to the financial statements in the performance period for the water segment, and (v) gross-up of certain surcharges authorized by the CPUC to recover previously incurred costs recorded pursuant to generally accepted accounting principles.

2016 PERFORMANCE TARGETS AND PAYOUT PERCENTAGES FOR ASUS CUMULATIVE NET EARNINGS(1)

ASUS Cumulative Net Earnings	Payout as a Percentage of Target
≥$44.7 million	200%
≥$38.7 million and <$44.7 million	150%
≥$28.7 million and <$38.7 million	100%
≥$22.7 million and <$28.7 million	50%
<$22.7 million	0%

(1)        The ASUS cumulative net earnings criteria refer to the cumulative net income of ASUS and its subsidiaries during the performance period.

2016 PERFORMANCE TARGETS AND PAYOUT PERCENTAGES FOR ASUS NEW BASE ACQUISITION SUCCESS RATE(1)

New Base Acquisition Success Rate	Payout as a Percentage of Target
100%	250%
80%	200%
60%	150%
40%	100%
20%	50%
0%	0%

(1)       New base acquisition success rate refers to the percentage that results from dividing (1) the projected net income for 2016-2020 set forth in the target new base acquisition table for the targeted new bases awarded to ASUS during 2016-2018 by (2) the projected net income for 2016-2020 set forth in the targeted new base acquisition table for the targeted new bases awarded to all competitors during 2016-2018, including ASUS.

What equity awards granted to these executive officers were outstanding at the end of the year?

Each named executive officer had the stock option, restricted stock unit and equity incentive plan awards outstanding at December 31, 2016 described in the table below. Certain of the equity awards made to Ms. Tang and Mr. Scanlon have vested, but are not yet payable. Information regarding the installment payment dates for these awards is provided in the footnotes following this table.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercis- able(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Rights or Other Rights That Have Not Vested(8)	Equity Incentive Plan Awards; Market or Pay-out Value of Unearned Shares, Units or Rights That Have Not Vested(2)(8)
Robert J. Sprowls	13,304 30,400 17,038	$17.055 $17.285 $16.680	1/27/2018 1/29/2019 1/31/2020	10,163(3)	$463,026	51,586	$2,350,258
Eva G. Tang	6,816	$16.680	1/31/2020	(5)	(5)	5,283	$240,693
Denise L. Kruger	—	—	—	3,486(4)	$158,822	4,905	$223,472
James C. Cotton	—	—	—	2,556(7)	$116,451	7,127	$324,706
Patrick R. Scanlon	—	—	—	(6)	(6)	3,677	$167,524

(1)       All unexercised options held by the named executive officers are exercisable.

(2)       We determine the market value of restricted stock units and performance stock awards that have not vested by multiplying the number of unvested restricted stock units and unvested performance stock awards outstanding on December 31, 2016 by the closing price of our common shares on December 30, 2016, as reported on The Wall Street Journal website (www.online.wsj.com). The closing price of our common shares on December 30, 2016, as so reported, was $45.56.

(3)       Of this amount, 1,632 restricted stock units vested on January 24, 2017, 1,611 restricted stock units vested on January 25, 2017, 1,948 restricted stock units vested on January 26, 2017, 2,435 restricted stock units will vest on January 24, 2018, 1,660 restricted stock units will vest on January 25, 2018 and the remainder will vest on January 24, 2019.

(4)       Of this amount, 490 restricted stock units vested on January 24, 2017, 506 restricted stock units vested on January 25, 2017, 974 restricted stock units vested on January 26, 2017, 731 restricted stock units will vest on January 24, 2018, 522 restricted stock units will vest on January 25, 2018 and the remainder will vest on January 24, 2019.

(5)          Restricted stock unit awards made to Ms. Tang in the amount of 3,787 shares have vested pursuant to the Rule of 75, but had not yet been paid out.  At December 31, 2016, these awards had a market value of $172,536.

(6)          Restricted stock unit awards made to Mr. Scanlon in the amount of 2,652 shares have vested pursuant to the Rule of 75, but had not yet been paid out. At December 31, 2016, these awards had a market value of $120,825.

(7)          Of this amount, 400 restricted stock units vested on January 24, 2017, 442 restricted stock units vested on January 25, 2017, 447 restricted stock units vested on January 26, 2017, 597 restricted stock units will vest on January 24, 2018, 455 restricted stock units will vest on January 25, 2018 and the remainder will vest on January 24, 2019.

(8)       We assumed for the purpose of this disclosure that each executive officer, other than Mr. Cotton, would earn performance stock awards at the maximum level for the 2015 grant and 2016 grant. The value listed includes dividend equivalent rights granted as of December 31, 2016 on these awards. We assumed that Mr. Cotton would earn performance stock awards at the target level for his 2015 grant and at the maximum level for the 2016 grant. Although the performance stock awards granted to Ms. Tang and Mr. Scanlon have vested pursuant to the Rule of 75, they have not been earned since the performance conditions have not been met.

Did any executive officers exercise options or have other stock awards vest in 2016?

Two of our named executive officers exercised stock options in 2016. All of our named executive officers had outstanding awards of restricted stock units vest in 2016. No restricted stock vested in 2016.

OPTION EXERCISES AND STOCK VESTED IN 2016(1)

Name	Option Exercises		Stock Awards
	No. of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	No. of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(1)(2)
Robert J. Sprowls	4,342	$107,725	25,524	$1,167,077
Eva G. Tang	2,204	57,502	8,478(3)	215,518
Denise L. Kruger	—	—	4,929	226,359
James C. Cotton	—	—	2,985	137,164
Patrick R. Scanlon	—	—	6,528(4)	177,990

(1)       We determined the value realized on vesting of restricted stock units based on the closing market price of our common shares on the date of vesting as reported on The Wall Street Journal website (www.online.wsj.com).

(2)          Includes performance stock award granted in 2014 which vested in 2016.

(3)       Out of 8,478 shares fully vested in 2016, Ms. Tang acquired 2,198 common shares in February of 2016, upon the pay-out of restricted stock units with a market value of $101,930 on the date of acquisition. Ms. Tang is entitled to acquire the remaining 6,280 common shares, which were not payable during 2016, as a result of the immediate vesting of these common shares under the rule of 75. Ms. Tang acquired 1,987 of these common shares on February 3, 2017 with a market value of $87,900 on the date of acquisition. On March 6, 2017, Ms. Tang acquired 2,493 of these common shares (together with 14 common shares with respect to dividends declared on January 26, 2017 pursuant to dividend equivalent rights on these shares) with an aggregate market value of $110,001 on the date of acquisition. Ms. Tang was entitled to acquire the remaining 1,800 common shares, which were not payable during 2016, as a result of the vesting of these common shares under the Rule of 75. Ms. Tang has the right to acquire 490 of these common shares within 30 days from January 24, 2018, 806 of these common shares within 30 days from January 25, 2018 and 504 of these common shares within 30 days from January 24, 2019 as a result of the previous vesting of the 1,800 restricted stock units, the value of which was not realized during 2016, plus common shares with respect to dividends declared after December 31, 2016 on these common shares pursuant to dividend equivalent rights on these shares until the date of acquisition of these shares.

(4)       Out of 6,528 shares fully vested in 2016, Mr. Scanlon acquired 1,721 common shares in February of 2016, upon the pay-out of restricted stock units with a market value of $79,806 on the date of acquisition. Mr. Scanlon is entitled to acquire the 4,807 remaining common shares, which were not payable during 2016, as a result of the vesting of these common shares under the Rule of 75. Mr. Scanlon acquired 1,532 of these common shares on February 3, 2017 with a market value of $67,780 on the date of acquisition. On March 6, 2017, Mr. Scanlon acquired 2,155 of these common shares (together with 12 common shares with respect to dividends declared on January 26, 2017 pursuant to dividend equivalent rights on these shares) with an aggregate market value of $95,085 on the date of acquisition. Mr. Scanlon was entitled to acquire the remaining 1,120 common shares, which were not payable during 2016, as a result of the vesting of these common shares under the Rule of 75. Mr. Scanlon has the right to acquire 351 of these common shares within 30 days from January 24, 2018, 408 of these common shares within 30 days from January 25, 2018 and 361 of these common shares within 30 days from January 24, 2019 as a result of the previous vesting of the 1,120 restricted stock units, the value of which was not realized during 2016, plus common shares with respect to dividends declared after December 31, 2016 on these common shares pursuant to dividend equivalent rights on these shares until the date of acquisition of these shares.

What pension benefits are payable to these executive officers?

We provide information in the table below reflecting the present value of the accumulated retirement benefits provided to each of our named executive officers as of December 31, 2016.

PENSION BENEFITS(1)

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(3)
Robert J. Sprowls(2)	Pension Plan Supplemental Retirement Plan	12 12	$ 643,021 3,596,383
Eva G. Tang(2)	Pension Plan Supplemental Retirement Plan	20 20	1,343,844 2,114,883
Denise L. Kruger	Pension Plan Supplemental Retirement Plan	24 24	1,122,352 1,717,485
James C. Cotton	Pension Plan Supplemental Retirement Plan	8 8	215,163 148,316
Patrick R. Scanlon(2)	Pension Plan Supplemental Retirement Plan	38 38	2,170,406 976,648

(1)          The present value of the accumulated benefit for each of our named executive officers is based on the age when he or she would be eligible to retire with full benefits, which is at 62, except for Mr. Sprowls. The present value of the accumulated benefit is based on the age of 63 and 10 months for Mr. Sprowls, which is the age on which he is eligible to retire with full benefits. If we had assumed that each of them would retire at age 65, the normal retirement age under each of these plans, the present value of the accumulated benefit under the pension plan would instead be $595,247, $1,108,698, $927,364, $177,300 and $1,784,609 for Mr. Sprowls, Ms. Tang, Ms. Kruger, Mr. Cotton and Mr. Scanlon, respectively, and the present value of the accumulated benefit under the supplemental retirement plan would be $3,333,138, $1,751,687, $1,424,571, $122,632 and $805,659 for Mr. Sprowls, Ms. Tang, Ms. Kruger, Mr. Cotton and Mr. Scanlon, respectively.

(2)          Mr. Sprowls, Ms. Tang and Mr. Scanlon were eligible to retire with a 28.3%, 3.3% and 14.2% reduction in benefits, respectively, at December 31, 2016. If we had assumed that Mr. Sprowls, Ms. Tang and Mr. Scanlon retired at December 31, 2016, the present value of his or her accumulated benefit for the pension plan would be $613,122, $1,354,496 and $2,223,952 respectively, and the present value of his or her accumulated benefit for the supplemental retirement plan would be $3,410,533, $2,129,914 and $997,149, respectively.

(3)          We used the same assumptions to calculate the change in pension value in Note 11 to our audited financial statements in our Form 10-K for the year ended December 31, 2016, except that retirement age is assumed to be the earliest date on which any of the executive officers, may retire under the plan without any benefit reduction due to age. We ignored for the purpose of this calculation what actuaries refer to as pre-retirement decrements.

Each of our named executive officers is a participant in the pension plan. This plan is a defined benefit pension plan available to all eligible employees hired prior to January 1, 2011 who are 21 years or older and have completed 1,000 hours of service in the first year of employment or in any subsequent plan year. The normal retirement benefit is 2% of an employee’s five highest consecutive years’ average earnings multiplied by the number of years of credited service, up to a maximum of 40 years, reduced by a percentage of primary social security benefits. Normal retirement age is 65. An employee must have five years of service in order to receive benefits under this plan. For purposes of this plan, compensation includes an executive’s salary and all other reportable compensation received by the executive, except bonuses, the imputed value of the personal use of company-owned vehicles, unused vacation pay, severance pay and long-term incentive program payments, up to the maximum amount permitted under the Internal Revenue Code (which was $270,000 at January 1, 2017). Any employee hired after December 31, 2010 is eligible for participation in a defined contribution plan.

We also provide each of our named executive officers additional pension benefits under the supplemental retirement plan. Each executive has the right to receive a benefit under the terms of this plan equal to the sum of 2% of compensation for each year of service before 2006 plus 3% of compensation for each year of service after 2005, up to a combined maximum of 60% of compensation, less a percentage of primary social security benefits and amounts payable to the executive under the pension plan. For purposes of this plan, compensation includes all compensation included under the pension plan, cash incentive compensation and dividend equivalent rights on options granted prior to 2006. For participants who were employed by the company on January 1, 2006, the benefit is the greater of the benefit under the formula described in the previous sentence or the benefit under the previous formula. Under the previous formula, each executive was entitled to receive a benefit equal to the sum of 2% of compensation for each year of service, up to a maximum of 40 years, less a percentage of primary social security benefits and amounts payable to the executive under the pension plan.

Under the terms of each of the plans, an employee who is eligible may retire and receive benefits at age 55, with a 50% reduction in his or her benefits for early commencement. An employee who retires after age 55 but before age 62 will also receive benefits reduced for early commencement. The amount of the reduction will depend upon the employee’s age at the date payment of his or her benefits begins and whether the sum of his or her age and completed years of service, as of the date of his or her termination, is equal to or greater than 80. An employee who retires at or after age 62 but before age 65 will also receive benefits reduced for early commencement based on his or her age at retirement unless the sum of his or her age and completed years of service, as of the date of his or her termination, is equal to or greater than 80, in which case the employee will be entitled to full, unreduced benefits. Under the terms of the supplemental retirement plan, an employee who is vested will begin receiving benefits within 60 days following the later of separation from service, age 55 or an age over 55 previously elected by the employee, subject to any delay required under Section 409A of the Internal Revenue Code.

We did not make any payments to any named executive officer under either of our pension plans during the last year.

We also provide a Medicare supplement insurance policy for each employee who we hired prior to February 1, 1995 and his or her spouse at or after age 65. Each of our named executive officers has a right to this benefit after reaching age 65, other than Mr. Sprowls, Ms. Tang and Mr. Cotton, who were hired after February 1, 1995.

Do any executive officers participate in a non-qualified deferred compensation plan?

None of our named executive officers are participants in a defined contribution or non-qualified deferred compensation plan, other than our 401(k) Investment Incentive Program, which is a tax-qualified defined contribution plan available to our employees generally, and the supplemental retirement plan described above.

What are the terms of severance arrangements with executive officers?

Each of our named executive officers is entitled to receive benefits under the terms of our pension plan described under the heading “What pension benefits are payable to these executive officers?” and a cash payment for any accrued, but unpaid vacation as described under the heading “How were certain of our executive officers compensated in 2016? – All Other Compensation” following termination of employment.

We do not have any severance arrangements with our named executive officers, other than the change in control agreements described below.

What are the terms of change in control agreements with executive officers?

Each of our executive officers is a party to change in control agreements which provide for certain benefits in the event of a change in control of the company if the executive officer’s employment is terminated (other than for cause, death or disability) or the executive terminates employment for good reason, in each case, within two years following the change in control event. A change in control under these agreements will generally include:

■	any sale or other change in ownership of substantially all of our assets, unless our business is continued by another entity in which the holders of our voting securities immediately before the sale or other change own more than 70% of the continuing entity’s voting securities immediately after the sale or other change,

■	any reorganization or merger, unless the holders of our voting securities immediately before the event own more than 70% of the continuing entity’s securities immediately after the reorganization or merger and at least a majority of the members of the board of directors of the surviving entity were members of our board of directors at the time of execution of the agreement or approval by our board of directors,

■	an acquisition by any person, entity or group acting in concert of more than 50% of our voting securities, unless the holders of our voting securities immediately before the acquisition own more than 70% of the acquirer’s voting securities immediately after the acquisition,

■	a tender offer or exchange offer by any person, entity or group which results in such person, entity or group owning more than 25% of our voting securities, unless the tender offer is made by the company or any of its subsidiaries or approved by a majority of the members of our board of directors who were in office at the beginning of the 12-month period preceding the commencement of the tender offer, or

■	a change of one-half or more of the members of our board of directors within a 12-month period, unless at least two-thirds of the directors then still in office at the beginning of the 12-month period approved the election or nomination for election of the new directors.

The company must require any successor to the company to assume all change in control agreements.

Each executive may terminate his or her employment for good reason if within two years after the change in control any of the following occur and the company is unable to remedy the condition within a 20-day cure period:

■	the executive is assigned duties inconsistent in any respect with the executive’s position, authority, duties or responsibilities (or any diminution thereof) or the executive is not re-appointed to the same position,

■	the executive’s salary or benefits are reduced (including the elimination of any cash incentive or other cash bonus plan or any equity incentive or other equity-based compensation plan, without providing adequate substitutes, any modification thereof that substantially diminishes the executive’s salary, cash or equity compensation or the substantial diminishment of fringe benefits),

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■	the executive is located at an office that increases the distance from the executive’s home by more than 35 miles, or

■	any successor to all or substantially all of the business and/or assets of the company does not assume or agree to perform the change in control agreements.

In addition, all unvested options and restricted stock units (including performance stock awards granted in the form of restricted stock units if the performance conditions have been satisfied) will vest immediately prior to the date on which the executive’s employment is terminated. For each of the executive officers, a change in control will occur under the same circumstances described in his or her change in control agreement.

Under the terms of the change in control agreements, each named executive officer is entitled to an amount equal to 2.99 times the sum of the executive’s annual base salary at the highest rate in effect in any year of the three calendar years immediately preceding the date of termination of employment, including the year in which employment is terminated, plus any payments to be made to the executive pursuant to any cash performance incentive plan with respect to the year of termination of employment, assuming performance at the target level.

Each of the executives is also entitled to be paid (a) a cash lump sum within 10 days of the date of termination of employment of the executive’s base salary and accrued but unpaid vacation pay through such date, and (b) cash at the end of each four month period during the twelve months immediately following the date of termination of employment, an amount equal to the sum of the excess of the accrued benefits under the pension plan and the supplemental retirement plan over the actuarial equivalent of the executive’s vested benefits under the pension plan, such sum divided by three, provided that the executive has not breached his or her one-year non-competition and non-solicitation agreement with the company. Each of these executives is also entitled to coverage under our health and welfare benefit plans for a period of two years after termination of employment (three years for Mr. Sprowls and Ms. Tang).

If it is determined that any amount payable to any executive under a change in control agreement would give rise to an excise tax under Section 4999 of the Internal Revenue Code, then the amount payable to the executive will be reduced to the extent necessary so that no portion of the payments will be subject to the excise tax, provided that such reduction will only be made if it would result in the executive retaining a greater amount of payments on an after-tax basis (after taking into account federal, state and local income and payroll taxes).

If we are unable to deduct any payments we make under a change in control agreement due to the limitations imposed by Section 162(m) of the Internal Revenue Code, we will defer such payments to the extent necessary to enable us to deduct the payments. Each executive will be entitled to interest on any deferred payments at the applicable federal tax rate under the Internal Revenue Code (which changes monthly). Under Section 162(m) of the Internal Revenue Code, we generally may not deduct for federal income tax purposes annual compensation in excess of $1,000,000 paid to any named executive officer in any year in which the named executive officer is an executive officer, unless it qualifies as “performance-based.”

In addition, if we are required to make any payment under a change in control agreement which would be subject to Section 409A of the Internal Revenue Code, we will defer these payments until the later of six months following the date of termination of the executive’s employment and the payment or commencement date specified in the change in control agreement.

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What do we estimate we will pay each of our named executive officers in the event his or her employment is terminated as a result of a change in control?

Assuming that the employment of each of our named executives was terminated on December 31, 2016, a change in control occurred on that date under the change in control agreements and the 2000, 2008 and 2016 plans and based on the assumptions set forth in the footnotes below, we estimate that we would have made the following payments to our named executive officers:

CHANGE IN CONTROL BENEFITS(1)

Payments and Benefits	Robert J. Sprowls	Eva G. Tang	Denise L. Kruger	James C. Cotton	Patrick R. Scanlon
Payments
Base Salary Benefit	$2,137,850	$1,197,196	$1,222,013	$932,880	$937,664
Bonus Benefit	1,496,495	365,145	372,714	466,440	234,416
Pension Plan and Supplemental Retirement Plan Benefits(2)	1,045,620	554,401	8,240	141,512	182,531
Benefits
Welfare and Fringe Benefits(3)	60,648	75,883	49,766	49,766	39,981
Purchase of Automobile Benefit(4)	2,409	4,139	2,658	2,114	3,594
Restricted Stock Units Benefit(5)	463,026	172,536	158,822	116,451	120,825
Performance Stock Awards(6)	1,593,763	163,588	163,302	208,739	122,417
Total	$6,799,811	$2,532,888(7)	$1,977,515	$1,917,902	$1,641,428

(1)       We have assumed, for purposes of preparing this table, that we make all change in control payments to each continuing named executive officer in July 2017. We have excluded for the purpose of this calculation, amounts paid to each named executive officer for accrued, but unpaid base salary and vacation pay payable within ten days after termination of employment.

(2)       In calculating the single sum actuarial equivalent, we used an interest rate equal to 3.65% and the mortality table named and described in detail in Section A.1 of the pension plan, after reduction, if any, of the benefit using the “Regular Factors” under Section A.4 of the pension plan, and each continuing executive officer’s age at December 31, 2016, less a percentage of primary social security benefits. The change in control benefit for Ms. Kruger is $8,240. Without the change in control, Ms. Kruger’s supplemental retirement plan benefit accrual percentage is 59.5% of final average earnings based on her credited service. The maximum accrual percentage allowed under the plan is 60.0% until the participant has 30 years of service then increases by 2% per year until it reaches 80%. Ms. Kruger has 24.25 years of service; therefore, a change in control will have minimal impact on Ms. Kruger’s benefit.

(3)       Welfare benefits include (i) 85% of dental, medical and vision insurance premiums paid by the company for each named executive officer, under the insurance plans currently offered by the company, (ii) each named executive officer’s pro rata share of the group term life insurance and accidental death and dismemberment premiums, (iii) reimbursement of health club dues for each named executive officer, up to a maximum of $1,800 a year, and (iv) reimbursement for a health examination for each named executive officer, up to a maximum of $2,500 biannually. Welfare benefit amounts were calculated based on these benefits for a period of three years after termination of employment for Mr. Sprowls and Ms. Tang and two years after termination of employment for each of the other named executive officers. We assumed, for the purposes of this table, that each executive officer would be reimbursed up to the maximum amount for health club benefits and biannual health examination.

(4)       We estimated the value of this benefit as the difference between (i) the wholesale value of the company car which the named executive officer has the right to purchase at the wholesale value, and (ii) the retail value of the car as shown in a national auto research publication.

(5)       We measured the fair value of restricted stock units which were not converted to shares at December 31, 2016 assuming the price of our common shares on the date of each executive’s termination of employment was $45.56.

(6)       We measured the fair value of 2015 and 2016 performance stock award units which were not converted to shares as of December 31, 2016 assuming the price of our common shares on the date of each executive’s termination of employment was $45.56. Under the terms of the performance stock award agreements, the performance period ends on the date of termination of employment as a result of the change of control and termination of employment, which we assumed to be December 31, 2016, and the performance targets for the aggregate GSWC operating expense and the ASUS cumulative net earnings were reduced to account for the reduction in the number of days in the performance period.

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(7)       This executive’s payment will be reduced to the extent necessary so that no portion of such payment will be subject to excise tax under Section 4999 of the Internal Revenue Code, provided that the reduction will result in the executive retaining a greater amount of the payment on an after-tax basis (after taking into account federal, state and local income taxes and payroll taxes).

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

This proposal to approve the compensation of our named executive officers, commonly referred to as a “say-on-pay” proposal, is provided pursuant to section 14A of the Securities Exchange Act of 1934 and gives our shareholders the opportunity to express their views on the compensation of our named executive officers as described in this proxy statement. This vote is not binding and is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the 2017 annual meeting:

RESOLVED, that the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and related material disclosed in this proxy statement, is hereby APPROVED.

Target aggregate total direct compensation of the executive officers of the company increased modestly in 2016. Actual aggregate total direct compensation of the executive officers of the company (using 2016 salaries, bonuses and the value of 2016 equity grants) was at the market median determined by Pearl Meyer based on 2016 proxy statement information for members of the 2017 peer group approved by the compensation committee, blended with data obtained by Pearl Meyer from four industry surveys, and target annual bonuses for the peer group.

Based upon an assessment of the realizable direct compensation of our CEO compared to CEOs in our 2017 peer group, our CEO’s realizable compensation rank was at the 83rd and 75th percentile rank of our publicly-held company 2017 peer group and performance based upon total shareholder return (including reinvested dividends) was at the 92nd and 75th percentile when assessing 2013 to 2015 pay and performance and 2014 to 2016 pay and performance, respectively. In the relative pay and performance analysis conducted in the prior year for the 2013 to 2015 period, the realizable direct compensation of our CEO compared to CEOs of our 2016 peer group, which was the peer group considered by the compensation committee in setting executive compensation for 2016, was at the 62nd percentile while performance based upon total shareholder return (including reinvested dividends) was at the 92nd percentile. The compensation committee believes that this demonstrates an appropriate alignment between our compensation program outcomes and company performance. Further information regarding this assessment is provided under “Compensation Discussion and Analysis - Alignment of CEO Pay with Performance.”

In recent years, the compensation committee has made an increasing percentage of the total compensation of an executive officer in the form of equity awards. Approximately 75%, 50%, 50%, 60% and 50% of the value of all stock awards made to Mr. Sprowls, Ms. Tang, Ms. Kruger, Mr. Cotton and Mr. Scanlon, respectively, in 2016 were dependent upon the satisfaction of performance criteria over a three-year performance period. The remainders of the stock awards were time vesting awards over a three-year period.

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Approximately 95.1% of the votes cast for or against our “say-on-pay” proposal in 2016 were cast in favor of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and related materials disclosed in our 2016 proxy statement. Abstentions were not counted as a vote either for or against this proposal.

In 2016, our shareholders approved the 2016 plan in order to enable the compensation committee to continue to make stock awards to eligible employees in a manner consistent with our current compensation program and to conform the provisions of the 2016 plan to the change in control provisions in the change in control agreements that were executed by each of our executive officers in 2016. We also approved termination of our 2008 plan and certain clarifying amendments to the change in control provisions of the 2008 plan. No other changes were made to any of our equity compensation plans in 2016.

This “say-on-pay” vote is advisory, and therefore not binding on us, the compensation committee or the board. However, the board and the compensation committee intend to review the voting results and will seek to determine the causes of a negative vote, if significant. Shareholders who wish to communicate with the board of directors or management regarding our executive compensation program or other matters may do so in the manner described under “Governance of the Company- What is the process for shareholders and other interested persons to send communications to our board?”

If no voting specification is made on a properly returned or voted proxy card, the named proxies will vote “FOR” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: ADVISORY VOTE ON FREQUENCY OF VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

This proposal gives our shareholders their second opportunity to express their views regarding how frequently a “say-on-pay” vote should be held. Shareholders will be able to specify one of four choices for this proposal on their proxy card: three years, two years, one year or abstain. Unlike the “say-on-pay” vote, shareholders are not being asked to approve or disapprove the board’s recommendation regarding how frequently to hold a “say-on-pay” vote. Instead shareholders will be asked whether they favor us holding a “say-on-pay” vote every one, two or three years. The company currently holds a “say-on-pay” vote annually.

After careful consideration, the board recommends that the “say-on-pay” advisory vote continue to be held annually. The board concluded that an annual vote is the appropriate frequency for the following reasons:

■	An annual vote was favored by a majority of our shareholders in 2011, when the first “say-on pay” vote was held;

■	An annual vote enables all shareholders to give the board more frequent feedback on the company’s executive compensation program, including any changes that may have been made to the company’s executive compensation program during the year;

■	Shareholders have come to expect an annual vote as this is what the company has done in the past and is the procedure adopted by a majority of Russell 3,000 companies; and

■	An annual vote is preferred by a majority of institutional investors, proxy advisor firms and corporate governance advocates.

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This advisory vote on the frequency of a “say-on-pay” vote is not binding on the board.

Notwithstanding the board’s recommendation and the outcome of the shareholder vote, the board may, in the future, decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors, such as discussions with shareholders, views expressed by others and the adoption of material changes to our compensation programs. The board will disclose its position on the frequency of advisory votes on “say-on-pay” in a Form 8-K, after due consideration of the results of the advisory vote on this “say-on-pay” proposal in accordance with the rules and regulations of the Securities and Exchange Commission.

Brokers are not authorized to vote on this proposal unless they are instructed otherwise. If no voting specification is made on a properly returned or voted proxy card on this proposal, the named proxies will vote for an annual “say-on-pay” vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” AN ANNUAL “SAY-ON-PAY” ADVISORY VOTE

PROPOSAL 4: RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit and finance committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the year ended December 31, 2017, subject to reconsideration if our shareholders do not ratify this appointment.

PwC has served as our registered public accounting firm since 2002 and reports directly to the audit and finance committee. In determining whether to reappoint PwC as our registered public accounting firm in January 2017, the audit and finance committee considered a number of factors, including:

■	the quality of its discussions with and the performance of the lead audit partner and the audit team assigned to our account;

■	the potential impact of changing our registered public accounting firm;

■	the overall strength and reputation of the firm based upon, among other things, PwC’s most recent Public Company Accounting Oversight Board inspection report and the results of “peer review” and self-review examinations;

■	the results of management’s and the audit and finance committee’s annual evaluations of the qualifications, performance and independence of PwC;

■	PwC’s independence program and its processes for maintaining independence; and

■	the appropriateness of PwC’s fees on an absolute basis and as compared to its peer firms.

We expect representatives of PwC to attend the 2017 annual meeting. They will have an opportunity to make a statement at the 2017 annual meeting, if they desire to do so. They will also be available to respond to appropriate questions from you if you attend the 2017 annual meeting.

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What are the audit and finance committee’s pre-approval policies and procedures?

The audit and finance committee has adopted a policy statement regarding the approval of audit, audit-related, tax and other services provided by our registered public accounting firm. This policy statement specifies guidelines and procedures we will use to assist us in maintaining the independence of our registered public accounting firm and complying with Sections 201 and 202 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated by the SEC. The audit and finance committee administers this policy statement. The policy statement established the four categories of permitted services described below, the reporting procedure for each category of permitted services, prohibited services and the pre-approval process we use for each category of permitted service.

The audit and finance committee has reviewed the advisability and acceptability of utilizing our external auditor, PwC, for non-audit services. In reviewing this matter, the committee focused on the ability of our external auditor to maintain its independence. Based on input from management and the committee’s review of procedures established by PwC, the committee finds that it is both advisable and acceptable to employ our external auditor for certain limited non-audit services from time-to-time.

Principal Accounting Fees and Services

The aggregate fees billed or fees we expect to be billed to us by PwC for the years ended December 31, 2016 and 2015 are as follows:

Type of Fee	2016	2015
Audit Fees	$1,364,961	$1,331,204
Tax Fees	31,500	42,282
All Other Fees	—	—
Total	$1,396,461	$1,373,486

Audit Fees

Audit fees represent the aggregate fees billed, or fees we expect to be billed, for professional services rendered in connection with the audit of our annual financial statements (including the audit of internal control over financial reporting), a review of our financial statements included in our Form 10-Qs filed with the SEC, audits of the company’s subsidiaries and other services normally provided by our accountants in connection with statutory or regulatory filings and engagements. The audit fees also include out-of-pocket expenses incurred in providing audit services.

Audit-Related Fees

Audit-related fees represent the aggregate fees billed, or fees we expect to be billed, for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and are not included in audit fees. On a quarterly basis, the audit and finance committee pre-approves a specific quarterly limit on the amount of audit-related fees for non-audit services. Management is also required to report the specific engagements to the committee and obtain specific pre-approval from the committee. We did not incur any audit-related fees in 2015 or 2016.

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Tax Fees

Tax fees represent the aggregate fees billed, or fees we expect to be billed, for professional services for tax compliance, tax advice and tax planning, including tax return review, review of tax laws and regulations and cases and other support in connection with complying with federal and state tax reporting and payment requirements. All tax fees have been pre-approved by the audit and finance committee.

All Other Fees

In 2015 and 2016, we were not billed for other products or services not included in the categories discussed above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

Our management knows of no business, other than that mentioned above, to be transacted at the 2017 annual meeting. Unless otherwise instructed, the named proxies intend to vote in accordance with their judgment on any other matter that may properly come before the 2017 annual meeting.

OBTAINING ADDITIONAL INFORMATION FROM US

This proxy statement incorporates by reference certain information from our financial statement footnotes in our Form 10-K for the year ended December 31, 2016. We undertake, on written or oral request, to provide you (or a beneficial owner of our securities entitled to vote), without charge, a copy of our annual report on Form 10-K for the year ended December 31, 2016 as filed with the SEC, including our financial statements and schedules. You should address your requests to the corporate secretary at American States Water Company, 630 East Foothill Boulevard, San Dimas, California 91773, telephone number 909-394-3600.

Unless we have been instructed otherwise, shareholders sharing the same address are receiving, as applicable, Notices in a single envelope or only one copy of our proxy statement. If we are sending a Notice, the envelope contains a unique control number that each shareholder may use to access our proxy materials and vote. If we are mailing a paper copy of our proxy materials, each shareholder at the shared address receives a separate proxy card. We will however, deliver promptly a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of this proxy statement was delivered, upon written or oral request. You may direct this request to us at the address or telephone number listed above. If you share an address with another shareholder and wish to receive a single copy of this proxy statement, instead of multiple copies, you may direct this request to us at the address or telephone number listed above.

If you received our proxy materials in the U.S. mail and would like to reduce the costs incurred by us in mailing proxy materials to you, you can consent to receiving future proxy materials, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on your proxy card to vote by using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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You may visit our website at http://www.aswater.com to view the charters of our audit and finance committee, nominating and governance committee and compensation committee. We also provide a copy of our code of conduct and guidelines on significant governance issues on this website. You can find this information on our website by clicking on “Investors” and then clicking on “Governance.”

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630 East Foothill Boulevard, San Dimas, California 91773

909-394-3600 www.aswater.com

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AMERICAN STATES WATER COMPANY 630 EAST FOOTHILL BOULEVARD SAN DIMAS, CA 91773

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	E22937-P86315	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

AMERICAN STATES WATER COMPANY				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Class III Directors			☐	☐	☐

Nominees:

	01)	Mr. John R. Fielder
	02)	Mr. James F. McNulty
	03)	Ms. Janice F. Wilkins

The Board of Directors recommends you vote FOR the following proposal:									For	Against	Abstain

2.	Advisory vote to approve the compensation of our named executive officers.								☐	☐	☐

The Board of Directors recommends you vote FOR 1 YEAR on the following proposal:								1 Year	2 Years	3 Years	Abstain

3.	Advisory vote on the frequency of the vote on the compensation of our named executive officers.							☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:									For	Against	Abstain

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.								☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

E22938-P86315

AMERICAN STATES WATER COMPANY 2017 ANNUAL MEETING OF SHAREHOLDERS May 23, 2017 This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Lloyd E. Ross and Anne M. Holloway, and each or any of them, proxies of the undersigned, each with full power of substitution, to vote in their discretion at the Annual Meeting of Shareholders of the Company (the  “Annual  Meeting”) and any adjournments thereof. The Annual Meeting will be held on Tuesday, May 23, 2017 at  10:00  a.m.,   Pacific Daylight Time at The Westin Hotel, 191 N. Los Robles Avenue, Pasadena, California.

This proxy, when properly executed, will be voted in the manner described herein by the undersigned shareholder(s) and the named proxies will, in their sole discretion, vote such shares on any other matters that may properly come before the meeting or any adjournments thereof. If no direction is made, this proxy will be voted FOR the listed Nominees, FOR proposals 2 and 4, and FOR an annual advisory vote on the compensation of our named executive officers. Further, if cumulative voting rights for the Election of Directors (Item 1) are exercised at the meeting, the proxies will cumulatively vote their shares as provided in the proxy statement. If a proposal is made to adjourn the meeting in order to enable management to continue to solicit proxies in favor of the proposals, the proxies will be voted in favor of adjournment, unless otherwise directed. The proxies will vote in favor of the election of a person as a director if a nominee named in the proxy statement is unable to serve or for good cause will not serve and on such other matters as are incident to the conduct of the Annual Meeting, unless otherwise instructed.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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